SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 10/A

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or 12(g) of The Securities Exchange Act of 1934

Green Star Alternative Energy, Inc.

(Exact name of registrant in charter)

Nevada	88-0492010

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1660 Hotel Circle North, Suite 207, San Diego, CA 92108

(Address of Principal Executive Offices)

(800) 955-4723

(Issuer's Telephone No., Including Area Code)

Securities to be registered under Section 12(b) of the Act:
Title of each class to be so registered	Name of Each Exchange on each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.001

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes [ ] No [X]

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FORWARD-LOOKING STATEMENTS

This Form 10, including the documents that will be incorporated by reference into this Form 10, contains "forward-looking statements" regarding our plans, expectations, estimates, and beliefs. Forward-looking statements in this Form 10 are commonly identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "will," "may," and other similar expressions. These forward-looking statements may include, among other things, statements about:

  •    Our capital needs

  •    The competitiveness of the business in our industry

  •    Our strategies

  •    Other statements that are not historical facts.

These statements are only predictions, based on our current expectations about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties, and our actual results, performance, or achievements could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause our actual results, performance, or achievements to differ include the following, among others:

  •    Changes in general economic and business conditions

  •    Actions of our competitors

  •    Changes in any regulatory requirements and/or the laws of Republic of Serbia

  •    The time and expense involved in research and development activities

  •    Changes in our business strategies

The forward-looking statements in this Form 10 reflect what we currently anticipate will happen. What actually happens could differ materially from what we currently anticipate will happen.

As used herein, the terms "we," "our," "us" and the "Company" refer to Green Star Alternative Energy, Inc., a Nevada corporation, unless otherwise noted.

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Item 1.  Description of Business

Corporate Background

Green Star Alternative Energy, Inc., a Nevada corporation (the "Company") was incorporated in the state of Nevada on March 2, 2001 under the name R & R Travel, Inc. At that time our management approved a conceptual business plan of providing a professional organization that offered travel and educational seminars and workshops for its clients. After the remarkable changes in the business climate that occurred on September 11, 2001, management suspended some of these efforts and waited to observe the effects on the travel industry.

Later and with the unsettling events that followed and the commencement of the Iraq War in March 2003, management changed our strategy but in 2003 and 2004 the Company continued to market our travel and educational seminars and workshops. At the time management reviewed the curriculum offerings and travel options relevant for more targeted market segments.

The change in our corporate strategy was the result of a re-evaluation of the opportunities that the Company had in the educational seminars and workshops industry and the belief that better opportunities could be found in the wind power industry.

Our website is:  www.greenstarae.com.

Reassessment and New Business

In 2005 and 2006 we generated revenues from our seminars and workshops, however in 2007, our management reassessed their business plans and in May 2008 we changed our corporate focus and elected new officers and directors with the result that we abandoned the business of offering travel and educational seminars and workshops.

On July 3, 2008 and due to the efforts of our new management, our stockholders approved an amendment to our Articles of Incorporation so that, as amended, we changed our corporate name to Green Star Alternative Energy, Inc. and increased the authorized common stock to 200,000,000 shares via a five-for-one forward split of our Common Stock.

On September 30, 2009, we declared a three for four stock dividend. The Record Date for payment of the dividend is pending review and issuance of a new stock trading symbol by FINRA.

Our new management has been focusing on opportunities that may allow us to participate in clean, environmentally friendly energy generation projects. As a result and to the extent that our limited managerial and financial resources allow, we are focused on participating in one or more smaller wind energy generation projects via participation in joint ventures, partnerships, and other agreements either as a joint venture partner, general partner, or, if the project is not beyond our financial capacity and can be structured so as to allow us to participate as a co-owner, we may become a co-owner of a smaller, limited-scale project.

We are a start-up company with minimal assets, no revenues, and very limited part-time management. We have only limited activities and our auditors have issued their auditor's opinion wherein they have qualified their opinion with a subject to a going concern qualification. This qualification can be interpreted generally as an expression of doubt as to our ability to remain in business. A going concern qualification is also viewed negatively by creditors, investors, and other businesses.

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In our current circumstances, we do not possess the financial, managerial, or other resources that would allow us to implement our business plan and there can be no assurance that we will ever acquire any additional resources that would allow us to implement any of the objectives or goals of our business plan either now or in the future. For these and many other reasons, we caution the reader of this Form 10 to cautiously consider our paltry assets, our limited financial and managerial resources, our lack of revenues and the great and likely immeasurable risks and uncertainties that we face in attempting to implement our ambitious business plan in the face of these risks and uncertainties in the intensely competitive current business climate.

Further, the worldwide recession, the dramatic downturn in worldwide capital and financial markets, and the uncertainties with respect to the duration of the recession and downturn, the magnitude of the recession and of the downturn will each, clearly add to the significant difficulties and problems we face.

If the worldwide recession were to continue for an additional and prolonged period and if the Republic of Serbia were to endure continued recessionary pressures and financial and economic imbalances, we may be facing not only economic upheaval of unknown consequences but also political upheaval that would likely result in dramatic adverse difficulties that would further inhibit our ability to implement our business plan. This raises the possibility that we may be facing challenges, risks, and uncertainties that far exceed our present and any future capabilities that we may ever acquire.

The clear and present certainty is that we may fail with the consequence that any person who acquires our Common Stock or any of our securities will lose their entire investment.

As a result we can not assure you that that we will have any ability to overcome any of these challenges, risks, and uncertainties at any time or if we do, that we will emerge in any form that resembles our present circumstances.

Our business plan and our strategy is ambitious. Yet we face intense competition and intensely difficult financial and managerial limitations that, given our existing resources and our present and anticipated economic and financial environment, will likely limit our abilities and our opportunities. We cannot assure you, in any way, that any our plans and strategies will be implemented or achieved either over the next 12 months or at any time beyond that period.

In all of these pursuits, our strategy is to participate, on a selective basis consistent with our limited managerial and financial resources, in projects that may offer significant commercial opportunities in the clean, environmentally-friendly energy generation segment. In all of these efforts we rely on our two part-time officers, Peter Gilcud and Jesse M. De Castro.

To that end, we have entered into a joint venture (the "Serbian Joint Venture") with Notos d.o.o., a corporation domiciled in the Republic of Serbia ("Notos") and with Sirius Regulus, d.o.o., a corporation also domiciled in the Republic of Serbia ("Sirius"). The Serbian Joint Venture is focused on generating electricity from wind-power at a wind farm located at the Belo Blato Wind Energy Project in the province of Vojvodina in the Republic of Serbia. To the extent that market conditions allow, we intend to raise the capital necessary to construct the Belo Blato wind farm and fulfill the financial requirements for the project. Our plan is to have, Notos d.o.o. provide the licensing, construction, and managerial expertise. The joint venture calls for Green Star to recoup all capital expenditures associated with the development before any profit-sharing can take place.

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In entering into the Serbian Joint Venture, we worked with our former President, Miodrag Andric who is the founder and Manager of Notos, d.o.o., a limited liability company domiciled in the Republic of Serbia. (Mr. Andric resigned as our President on January 21, 2010.) Under Serbian law, Mr. Andric, as the Manager, does not have ultimate managerial control over the affairs of Notos but he does have day-to-day control over its affairs.

On June 23, 2009, our joint venture partner, Notos, d.o.o. ("Notos") entered into the Mutual Non-Disclosure Agreement with Gamesa Eolica S.L. Unipersonal (Spain) ("Gamesa") wherein Notos d.o.o. and Gamesa agreed to hold and keep certain confidential information exchanged between Notos and Gamesa confidential and each party further agreed to take steps to ensure that all such information was not released to the public. The Agreement contains customary contractual provisions and includes a provision providing that in the event of a dispute, the Agreement is subject to Spanish law.

The Agreement with Gamesa was undertaken to ensure that Notos and Gamesa could proceed with discussions to allow the exchange of technical and other information regarding Notos' plans and Gamesa's technologies. Gamesa is a major manufacturer of wind turbines.

We are aware that Ms. Carol Redmond of the Dow Jones News Service has published an article (on May 29, 2009) that is critical of our undertakings with Gamesa and has raised questions regarding the extent of our dealings with Gamesa. In an effort to respond to her comments, we have extended every invitation to her to speak with our counterpart at Gamesa and we have provided her with as much information regarding the Mutual Non-Disclosure Agreement as allowed under the Agreement. We cannot be certain that this has or will satisfy Ms. Redmond and her inquiries. In the event that Ms. Redmond has or develops further concerns or repeats her earlier comments, we stand ready to provide her with any additional information in any way that we can and we would hope that before she raises any doubts or uncertainties regarding our company and its activities that she would raise them with our management before drawing unwarranted conclusions and publishing statements that we believe are injurious to our small company. Because of our experience with Ms. Redmond, we cannot assure you that others will not publish similar articles that may cast unwanted and unwarranted aspersions upon our company and our management.

Our review of the business and political environment of the Republic of Serbia has provided us with a strong incentive, to the extent that we are able, to undertake the efforts needed to implement our business plan.

Serbia is a democratic state comprised of Serbia proper and the two autonomous provinces of Vojvodina and Kosovo-Metohija. (http://www.srbija.gov.rs/pages/intro.php?id=5) Its population (excluding Kosovo) is approximately 7.37 million. (http://www.srbija.gov.rs/pages/article.php?id=6)

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The country is located in the central part of the Balkan Peninsula, on an important transportation route linking Europe and Asia and occupying an area of 88,361 square kilometres at the cross-roads of central and southern Europe. The international roads and railways passing through Serbia make up the shortest link between Western and Central Europe, on the one side, and the Middle East, Asia and Africa, on the other. It is also in the West European time zone (one hour ahead of Greenwich Time). Its climate is temperate continental, with a gradual transition between the four seasons of the year. The length of Serbia's border is 2114.2 km. To the East, Serbia borders with Bulgaria, to the North East with Romania, to the North with Hungary, to the West with Croatia and Bosnia and Herzegovina, and to the South with Albania and Macedonia. (http://www.srbija.gov.rs/pages/article.php?id=30)

While the country has had significant political upheaval during the last 19 years and its legal and political environment present some risks to us, we believe that Serbia's endowment of renewable energy resources is substantial and the clean energy industry is in its infancy.

Based on the assessments of our management and without any independent third party evaluation, we estimate that Serbia produced energy equal to 8.796 Mtoe (million tons of oil equivalent) and imported 6.139 Mtoe. Renewables made up only 5.6% of the country's primary energy supply during 2007. All of the renewable energy (9,928 GWh) was produced by hydro power plants. (Republic of Serbia - Ministry of Mining and Energy, "Renewable Energy Sources", May 2008)

And while there are great regional differences in the availability of wind energy in Serbia and significant differences are present even at small distances, we believe that the availability of wind energy in Serbia is greater in lower areas than in higher ones. The Northern part of Serbia is characterized by a strong local southeast wind (known, as "kosava"). ("Wind Energy Potential in the World and in Serbia and Montenegro"; Facta Universitatis (Nis): Elect. Energ. Vol 19, April 2006, page 53)

The challenges we face are daunting.

Our review of the current Serbian Energy Policy sets out three crucial elements of sustainable development: competitive energy markets, environment protection, and energy efficiency and use of renewable sources. The Energy Law was adopted by the National Assembly of Serbia on July 22, 2004 and entered into force on August 1, 2004. Serbia's Energy Law currently regulates the following:

•	Energy policy objectives and the method of its implementation
•	Energy market organization and functioning
•	Conditions for regular and high quality consumer energy supply and for ensuring safe, reliable and efficient energy production
•	Management of energy transmission, transportation and distribution systems and the method of securing the smooth functioning and development of these systems
•	The conditions for and method of carrying out energy activities, energy efficiency and environmental protection conditions in carrying out energy activities
•	Monitoring of the implementation of the Energy Law

While the laws of Serbia may change in the future, there can be no assurance that the opportunities that we have identified will not later change or be reduced as a result of later legal and regulatory changes. In addition, our activities will likely be governed by the laws and courts of the Republic of Serbia.

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Currently, there is currently only one producer and distributor of electrical power in the Republic of Serbia. It is known as Elektroprivreda Srbije (or "EPS"). This state-owned entity is the sole source for all electric power generation, distribution, and sales in the Republic of Serbia. Its activities include: electric power generation; electric power distribution and distribution system management; electric power trade; coal production, processing and transport; steam and hot water production in combined heating processes; water power utilization and services in river and lake traffic; wholesale trade in fuel and similar products; research and development; design, construction and maintenance of energy and mining plants; design, construction and operation of telecommunication facilities; engineering. (http://www.eps.rs/english.htm)

We selected the Republic of Serbia because we believe that the institutional and political framework present in Serbia when combined with the change in Serbia's laws on August 1, 2004, may allow us an opportunity to gain greater access to all energy systems and energy supply networks than that found in other comparable markets. This has resulted in greater liberalization of the energy market and, very significantly, we believe the likelihood of greater opportunities to generate and distribute energy from renewable energy sources, as these are defined under the laws of the Republic of Serbia.

We believe that another key element in entering the Serbian energy market is supply vs. demand. Since the year 2000, no substantial new electrical capacity has been introduced by EPS. (http://www.eps.co.rs/publikacije/godisnji_izvestaji/ENGCD%202007.pdf ; page 9) The past several years have seen similar levels of power generation, despite the increasing requirements of households and industry. We believe that if we achieve our 'privileged power producer' (renewable energy source producer) status allows for the sale of electrical energy directly to EPS, through a standardized power purchase agreement for all qualifying renewable energy facilities (Republic of Serbia - Ministry of Mining and Energy, "Renewable Energy Sources", May 2008).

Under the current definitions adopted by the Ministry of Mining and Energy of the Republic of Serbia, we anticipate that we may become, upon implementation of our business plan, a 'privileged power producer' in that we would categorized as within the following definition: all renewable energy source producers of electricity except hydro-power plants and biomass power plants larger than 10 MW) - status allows for guaranteed grid access with the obligation on the local distribution company to purchase all the electricity produced. The sale of electrical energy directly to EPS would occur, through a standardized power purchase agreement for all qualifying renewable energy facilities. (Republic of Serbia - Ministry of Mining and Energy, "Renewable Energy Sources", May 2008).

In the event that we are able to implement our business plan and generate electricity, we would then be producing electricity from wind energy and be a qualified renewable energy source producer. In that event and absent any change in the laws of the Republic of Serbia, we would be assured that there would be a buyer for the electricity that we would then produce. As stated above and elsewhere in this Form 10, we face intense competition and intensely difficult financial and managerial limitations that, given our existing limited resources and our present and anticipated economic and financial environment, will likely limit our abilities and our opportunities.

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This will ensure a buyer for the electricity we produce. In 2007, EPS spent over 6 billion euros purchasing electricity to supply Serbia's energy needs (EPS 2007 Financial Statements) and demand exceeded supply for eleven months of the year. (http://www.eps.co.rs/publikacije/godisnji_izvestaji/ENGCD%202007.pdf ; page 13) The undersupplied Serbian market requires much more domestic power generation that we may be able to provide. Our 20 MW facility will represent only 0.239% of the country's installed capacity and generate 70 GWh (gigawatt hour; unit of energy equal to one billion watt hours) or 0.180% of EPS current output. This opportunity may provide the basis for growth opportunities.

Currently, there are no wind power projects producing energy in Serbia. (Republic of Serbia - Ministry of Mining and Energy, "Renewable Energy Sources", May 2008). We believe that this may offer us a significant opportunity to become the first wind energy producer in Serbia and the opportunity to help shape the industry on a national level within Serbia. If we are successful in implementing the Serbian Joint Venture we may be the first to begin utilizing a small portion of the 2000+ MW of wind resources available by erecting the wind farm at Belo Blato. The wind energy potential is a conservative estimate used by management that represents only 20% of the 11,000 MW potential according to investigations made by experts from Agricultural Faculty and Faculty of Electronics from City of Belgrade (http://www.serbia-Energy.com/index.php?option=com_content&view=category&layout=blog&id=14&Itemid=7)

This requires that we complete steps to evaluate potential wind farm locations and fund an analysis of the proposed construction of a 20 MW wind power facility in the Republic of Serbia. A wind sensor tower has been erected on the Belo Blato project site that provides information on both the speed and the direction of wind flows. This process was completed at the end of the third quarter of 2009.

An analysis of the wind-flow data will enable us to determine the specific size and orientation of the wind turbines. The Company is in the process of obtaining two licenses - grid connectivity and production permission. After these two licenses are obtained, we anticipate that we will likely be responsible for all construction costs, while the joint venture partner (Notos) will be responsible for the licensing, construction, and managerial duties.

Licensing Requirements

If we are successful in these efforts and assuming no interruptions or difficulties in our plans, we will need to acquire two licenses: one for grid connectivity and another license for production permission. We anticipate that the license for grid connectivity is nearing approval and the license for production permission will likely require several weeks. These are only estimated time frames but they are based on discussions with EMS (the national transmission operator). The cost of a grid connectivity license is $21,000 and the cost of production license $35,000. Each license is an initial license and each is obtained via an application to EMS and the Federal Ministry of Energy, which typically requires three to six months to review and process the license application.

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In the event that we obtain these licenses, we anticipate that we will likely be responsible for all construction costs, while the joint venture partner (Notos) will be responsible for the licensing, construction, and managerial duties. In order to finance the construction of the wind farm, our current plan is to approach sources of private capital and, if favorable market conditions allow, to raise the funds in one or more private or exempt offerings. However, given the current worldwide recession and the downturn in the financial markets, we cannot assure that we will obtain any such capital or, if we do obtain it, that it can be obtained on a timely basis or on terms that are reasonable in our current circumstances.

As currently planned and subject to our ability to implement our business plan and overcome the challenges, risks, and uncertainties that we face, we anticipate that we may be able to generate revenues by selling the electricity generated from the wind farm to EPS.

To do so, we would need to raise at least $7,200,000 of the funds that we have identified in our business plan and do so within 12 months. If we are successful in these efforts we would use the funds to develop the planned larger scale power plants to a total of 300 MW by 2013. We have not had any direct or indirect discussions with any sources of capital and we can not be assured that we may be able to obtain the necessary capital on a timely and reasonable basis that will allow us to take these steps. To the extent that we are able, we intend to work closely with administrative representatives of Republic of Serbia and seek tax incentives, legislative support for the expansion of wind power production, and support for the effective marshalling of wind resources critical for the expansion of electrical production.

The Vojvodina AP region of Serbia is particularly attractive to us because two-thirds of this region has wind speeds that exceed 4 m/s (meters/second). The prerequisite constant level of 5 m/s can be found in several locations: Bela Crkva, Indija, Irig, Sombor, Novi Sad, Vrsac, and Sremska Mitrovica. (http://www.westbalkan.um.dk/NR/rdonlyres/608A27DA-EA77-4D0C-81A8-42A3EB67081A/0/SerbiaWindenergypotential.pdf ) Wind measurements in this region are of particular importance because the lowland terrain provides very reliable space extrapolation of measurements in a wide radius around the wind sensor (20 km to 30 km). The capital required to construct wind power facilities in this region is mitigated by several factors: a well developed electrical distribution network in Vojvodina reduces the costs for grid connection; the River Danube and road infrastructure allow for inexpensive transport of poles, blades, and generators to the building sites; and the lowland terrain reduces erection costs. Nonetheless, we anticipate that we will need to raise significant amount of additional capital if we are to implement these plans. These aspects have a significant impact on the prospects that may allow us achieve profitability in building and operating wind farms in the area. Vojvodina also has relatively low keraunic (thunder and lightning) level, which is also a relevant factor in selecting locations for a wind farm.

Currently, there are no wind power projects producing energy in Serbia. (Republic of Serbia - Ministry of Mining and Energy, "Renewable Energy Sources", May 2008). We believe that this offers us a significant opportunity to become the first wind energy producer in Serbia and the opportunity to help shape the industry on a national level within Serbia. There is an estimated regional wind energy potential of 10,000 MW ("Wind Energy Potential in the World and in Serbia and Montenegro"; Facta Universitatis (Nis): Elect. Energ. Vol 19, April 2006, page 60); also corroborated by experts from Agricultural Faculty and Faculty of Electronics from City of Belgrade(http://www.serbia-Energy.com/index.php?option=com_content&view=category&layout=blog&id=14&Itemid=7).

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If we are successful in implementing the Serbian Joint Venture, we may be the first to begin producing wind power from the Company's proposed 20 MW wind farm project - Belo Blato.

While there are no existing wind power projects producing energy in the Republic of Serbia, we cannot assure you that others enterprises who possess far greater financial and managerial resources will not establish a project that will adversely impact any ability that we may later have to establish our planned project. As a result and for the reasons expressed elsewhere in this Form 10, we do not possess the financial, managerial, or other resources that would allow us to implement our business plan and there can be no assurance that we will ever acquire any additional resources that would allow us to achieve any of the objectives or goals of our business plan either now or in the future.

For these reasons, we believe that Vojvodina is an attractive location for our first planned wind farm project since it has an abundance of wind resources, low keraunic level, a well developed electrical distribution network, transportation infrastructure, and favorable building terrain.

Implementation of Our Business Plan

We continue to take appropriate steps, to the extent that we are able and consistent with our limited managerial and financial resources, to implement our business plan.

On April 23, 2009 we and our joint venture partner, Notos entered into a collaboration agreement with Electrawinds. Electrawinds shares our interest in developing renewable electricity. While our plans remain flexible, we are hopeful that we may be able to develop partnership with Electrawinds not only in the Republic of Serbia, but in other parts of Europe as well.  Electrawinds, a company formed in 1998, is the largest private company involved in the Belgian renewable energy market. Electrawinds produces, sells and distributes green power generated from inexhaustible clean energy resources such as wind, sun and organic matter. Apart from constructing and operating windmill farms, solar farms and biomass plants, Electrawinds also investigates and develops new renewable energy possibilities and applications. Their numerous renewable energy projects are implemented independently or in cooperation with partners.

In May 2009 we initiated discussions Gamesa, a major manufacturer of wind turbines that also seeks to develop and build wind farms. We and our joint venture partner, Notos, have been negotiating with Gamesa on cooperation for the development of prospective wind power facilities.  While the outcome of these discussions is not yet certain, we remain interested in continuing these discussions in an effort to develop our relationship with Gamesa that may allow us participate in one or more joint ventures with Gamesa involving the generation of wind power.

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Also in May 2009 we entered into discussions with GE Energy Development Group for South East Europe. While these discussions were preliminary and we have no assurance that our negotiations will be successful or that any agreement will be achieved, representatives of GE Energy met with our joint venture partner, Notos, in Belgrade to exchange information on wind data collection and to discuss the future of wind power development in the Republic of Serbia.

In July 2009, we entered into two non-disclosure agreements. The first non-disclosure agreement that we executed was between us and our joint venture partner, Notos, on the one hand, and Gamesa Eolica S.L., on the other hand.

The second non-disclosure agreement was between that we executed was between us and our joint venture partner, Notos, on the one hand, and Eletrawinds, on the other hand.

In all of these matters, we cannot assure you that our discussions and negotiations may result in any definitive agreements or if they do result in any agreements, that we will achieve an agreement that is financially acceptable to us. We remain a small company with limited financial and managerial resources and the outcome of any of these and any other negotiations and discussions that we have with third parties will likely be determined by variables and uncertainties that are beyond our control.

Trade Names, Trademarks and Service Marks

We may, as circumstances require, develop and implement Green Star Alternative Energy trademarks and/or service marks which will enhance a customer's ability to identify the Company, as well as the products and services to be offered by the Company.

Currently, we have not developed and implemented any trademarks and/or service marks, and therefore we have not filed any applications to register any trademarks and/or service marks. Furthermore, we are unaware of names similar to the trade names to be used by us which are used by other persons.

Our overall policy will be to pursue registration of our marks whenever possible and to oppose vigorously any infringement of its marks. There can be no assurance that if and when we develop and implement our trademarks and/or service marks, that such trademarks and/or service marks will afford protection against competitors with similar products and services. There can also be no assurance that our trademarks and/or service marks will not be infringed upon or designed around by others, or that we can adequately prosecute or defend any infringements.

Competition

Under current market conditions, all of the electricity generated in the Republic of Serbia is generated by Elektroprivreda Srbije (or "EPS"). Thus, EPS has a monopoly on electric power generation, sales, and distribution (through EMS, Elektromreza Srbije) within Serbia. However, under the laws adopted by Serbia, effective August 1, 2004, the country has openly encouraged private capital investors to participate in establishing and operating electric generation, distribution, and marketing.

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Serbian Energy Law states the following long-term objectives as the bases for Serbian energy policy: secure, quality, and reliable supply of energy and energy carriers; stimulation of market competition based on principles of non-discrimination, transparency, and stimulation of competitiveness of the economy in the Republic of Serbia; creation of conditions for safe and reliable operation and functioning of energy systems; creation of transparent, attractive, and stable conditions for investments into building, revitalization, and upgrading of energy-related facilities and systems, as well as creation of conditions for their connection to energy systems of other countries; stimulation of renewable energy sources; decentralization of rights and responsibilities in planning and execution of development programs in the energy sector.

Regulatory Aspects

The new institutions founded according to Serbian Energy Law are the Energy Agency of the Republic of Serbia (SEA), the Energy Efficiency Agency (SEEA), and the Energy Association. The Energy Association works under the industry sector of the Serbian Chamber of Commerce and is responsible for the following: development of the energy sector; initiation and drafting of laws, sub-laws, and regulations relevant to the energy sector; monitoring the international funding of the Serbian industry; monitoring the inflow of foreign investments and overseeing the process of electricity market liberalization.

The Energy Association is working proactively with foreign companies wishing to do business within the Republic of Serbia. They provide the necessary support and guidance through the various processes of licensing and regulatory approval. Consent for the construction of wind farms is required on multiple levels. Federal permission to produce electricity is mandatory; regional (municipal) authorization for building a wind farm; design and implementation of the technologies is overseen by EMS (Elektromreza Srbije), Serbian Transmission System and Market Operator.

Although the regulatory process is not brief, we anticipate that it will be not onerous. To the extent that we are able, we may benefit from the strategic joint venture with the Serbian clean energy company Notos. Their expertise may allow us to complete the licensing process in a shorter time frame. Nonetheless, the regulatory environment of any country is subject to the uncertainties of the political process, we cannot give any assurances that we will be successful in achieving our regulatory objectives within any forecasted time frame.

SEPA (Serbia Environmental Protection Agency) monitors the parameters of the state of the environment, pollutants, and cadastre. As such, SEPA determines initial site feasibility but has no on-going involvement with wind energy facilities.

In the event that we are successful and upon connecting to the electrical distribution network, we anticipate that we will benefit from the feed-in-tariffs made available to "privileged power producers" (Republic of Serbia - Ministry of Mining and Energy, "Renewable Energy Sources", May 2008). The feed-in-tariffs will provide a greater sale price for the electricity produced by renewable energy sources as opposed to conventional methods of energy production. The exact price that the national utility, EPS, will pay to "privileged power producers" has not yet been determined, but based on public statements from the Serbian Ministry of Energy proposed legislation will provide the Company with and be subject to the power purchase agreement with the national utility, EPS, which will to buy the electricity we generate at the initial price of 0.10 Euro per kWh (kilowatt hour).

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In all of our efforts, we are conscious of the need to work within the existing regulatory framework and undertake precautions to achieve and maintain compliance with the rules and regulatory environment of the Republic of Serbia. And although we are committed to these objectives, we cannot be assured that we will, at all times, achieve and maintain compliance with the regulatory burdens placed upon us. In the event that we are not successful, we may incur significant delays and interruptions in executing our business plan and as a result, we may incur significant and protracted expenses and losses thereby.

Recent Regulatory Challenges and Adverse Publicity

In June 2009, we were informed by PinkSheets that a "skull and cross bones caveat emptor" warning was listed in connection with our stock at the PinkSheets website and that this warning moniker was bestowed upon us because the British Columbia Security Commission ("BCSC") had determined that we had not fulfilled our obligation to file certain information and forms with the BCSC and pay the BCSC an annual fee of $1,600.

While PinkSheets informed us of the BCSC actions, we were unaware of the existence of any proceeding, hearing, or other inquiry conducted by the BCSC relating to or involving our affairs. Moreover, we never received any notice that any such proceeding, hearing or inquiry was or would be held nor were we given any opportunity to examine any evidence or make any legal arguments regarding these matters and in defense of our legal interests.

While we believe that the actions of the BCSC were in error and that BCSC acted without attempting to provide us with a modicum of procedural due process that would allow us to assert our legal rights, we are not in a position to divert our limited financial resources to assert our legal rights to contest this unilateral action taken by the BSCSC. Moreover, we believe that the import of the action taken by the BCSC is of limited concern.

While we have not, since June 2009 received any further communications from the BCSC and we are still unaware of the basis upon which the BCSC made a determination that we had violated any rules that they may have, we are aware that PinkSheets and other news services will report information and make determinations as to what symbols and warnings are appropriate as they determine. We are not in a position to expend significant resources to examine, question, or refute these actions.

In all of these circumstances and based on this experience, we anticipate that until such time as we may gain admission to the Bulletin Board market, we may face adverse actions by the BCSC (or possibly from other public or private source either in Canada or some other jurisdiction) or from other persons which may result in PinkSheets placing the "skull and cross bones caveat emptor" warning with respect to us and our Common Stock. We cannot assure you that in that event we will not incur other and more significant costs, difficulties, legal fees, and other consequences which may serve to materially and adversely impact our capabilities as a small, publicly-traded company.

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While we were distressed by the reporter who made these assertions and the implied adverse inferences that he presented, we do not have any relationship, agreements or understandings, oral or written, directly or indirectly with this entity.

We discovered on June 19, 2009 that the Vancouver Sun, a newspaper in Vancouver, published an article about us wherein it suggested that we have some relationship with Equity Alliance International. While we were distressed by the reporter who made these assertions and the implied adverse inferences that he presented, we do not have any relationship, agreements or understandings, oral or written, directly or indirectly with this entity.

In this light we are entirely aware that as a small company with limited resources we may continue to be the target of adverse and damaging insults which will likely have a material adverse impact on our company and the trading market for our common stock. We are not certain as to why these actions are being taken against us and we cannot assure you that we will be able to effectively repair the damage that these comments will, if they occur, will have in the future.

Item 1A.  Risk Factors

Our business organization and existing debt and obligations on our balance sheet all involve elements of substantial risk. In addition, our assets (which primarily are current composed of wind sensors) and our future operations will be concentrated in a joint venture operating in the Republic of Serbia. As a result, many of these risks arise from factors over which we will have little or no control. Some adverse events may be more likely than others and the consequence of some adverse events may be greater than others. No attempt has been made to rank risks in the order of their likelihood or potential harm. In addition to those general risks enumerated elsewhere, any purchaser of our Common Stock should also consider the following factors.

We have incurred continued operating losses and we lack a history of operations upon which an investor can assess our business and plans.

We incurred $36,716 in net losses during the three months ending March 31, 2009 and $198,058 in net losses during the year ending December 31, 2008 and we continued to incur losses in 2009 and we anticipate that we will likely incur losses in 2010 as well. We anticipate that we will likely incur significant additional losses in the future as well. We do not have any significant revenue-producing operations and we continue to incur costs and expenses for the Serbian Joint Venture, administrative costs, and other expenses. Further, because we are entering a new business, we lack a substantial operating history on which to base our anticipated expense and revenues. There is no assurance that we will be successful or that we will be profitable or achieve positive cash flow in the future.

All of our assets will be concentrated in Serbia; Serbia is not a member of the European Union.

If we are successful in raising additional capital and in implementing our strategy, all of our assets and operations will be located in the Republic of Serbia and we will be subject to the laws, political environment, and other risks and uncertainties. Our current assets consist primarily of the wind sensors that we acquired in October 2008. Serbia is not a member of the European Union and there can be no assurance that it will be admitted as a member of the European Union at any time in the near future. As a result, the legal, political, and financial environment of Serbia possesses significantly greater risks than that found within the European Union. In addition, our assets are invested in our joint venture with Notos, d.o.o. and Sirius Regulus, d.o.o. both of which are limited liability companies domiciled in the Republic of Serbia. While we believe that this is prudent and appropriate in our current circumstances, in the event that we are not successful, we will likely incur substantial and protracted losses since we lacks diversification and an investor who purchases our Common Stock may have no real ability to gain the return of their investment.

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Uncertainties & Lack of Revenues & Likelihood of Continued Uncertainty.

While we have expended substantial resources to implements our strategy to participate in the renewable "clean energy" industry through joint ventures, partnerships, and other arrangements, there can be no assurance that the Company will be successful in these efforts or if we are successful, that we will generate and maintain revenues sufficient to sustain profitable operations with positive cash flow.

If we should generate any revenues, our revenues may be inconsistent or at a sufficient level, creating a liquidity risk.

If we are successful in generating revenues, the level of any revenues may not be consistent or sufficient for extended periods, which can result in significant liquidity risk for the company.

Our current financial structure has resulted in a heavy dependence on debt financing and we have limited cash, limited working capital, and minimal equity.

We have, as of December 31, 2008, an aggregate of $151,368 in outstanding debt. We anticipate that we will, over the next twelve months, seek to raise at least $7,200,000 in additional capital for operating, marketing, and working capital needs; however, we have not determined how we will do so or the likelihood of any efforts to obtain any additional capital.

Qualified Auditor's Opinion: Doubt as to Our Company as a Going Concern.

Our independent public accountants issued a qualified opinion on our financial statements for the year ended December 31, 2008 with respect to uncertainties concerning our ability to continue as a going concern.

If we implement our business plan, we will depend on the availability of transmission lines with adequate capacity.

If we are successful in implementing our business plan, then we expect to generally depend on electric transmission lines owned and operated by third parties to deliver the electricity we will sell.  Our wind energy projects may have limited access to interconnection and transmission capacity.  While we anticipate that we will resolve any of these problems, we may not be able to secure access to the limited available interconnection or transmission capacity at reasonable systems upgrade cost, or at all.  Since an agreement must be in place before any construction or turbine costs are incurred, this is a risk that we face.

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If we are successful in implementing our business plan, business will depend on locating and obtaining control of suitable operating sites.

Wind energy projects require wind conditions that are found in limited geographic areas and particular sites. Further, wind energy projects must be interconnected to electricity transmission or distribution networks in order to deliver electricity. Once we have identified a suitable operating site, our ability to obtain requisite land control or other land rights (including access rights, setback and/or other easements) with respect to the site is subject to growing competition from other wind energy producers that have sufficient financial capacity to research, locate and obtain control of such sites and to obtain required electrical interconnection rights. Our competitors may impede our development efforts by acquiring control of all or a portion of a project site we desire to develop or obtaining a right to use land necessary to connect a project site to a transmission or distribution network. If a competitor obtains land rights critical to our project development efforts, we could incur losses as a result of stranded development costs. If we succeed in securing the property rights necessary to construct and interconnect our projects, such property rights must be insurable and otherwise satisfactory to our financing counterparties. Obtaining adequate property rights may delay development of a project, or may not be feasible. Any failure to obtain insurable property rights that are satisfactory to our financing counterparties would preclude our ability to obtain third-party financing and could prevent ongoing development and construction of the relevant projects.

Our wind energy projects' use and enjoyment of real property rights obtained from third parties may be adversely affected by the rights of lien holders and lease holders whose rights are superior to those of the grantors of these real property rights.

We anticipate that our planned wind energy site will be located on land occupied pursuant to various easements and leases. Our rights pursuant to these easements and leases allow us to install wind turbines, related equipment and transmission lines for the projects and to operate the projects. Under the laws of the Republic of Serbia, the ownership interests in the land subject to these easements and leases may be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil, gas, coal or other mineral rights) that were created prior to our easements and leases. As a result, our rights under these easements or leases may be subject and subordinate to the rights of such third parties.

A default by a landowner at a wind energy site could result in foreclosure of the landowner's property and thereby terminate any easements and leases that we obtain and which are required to operate the project. Similarly, it is possible that another lien holder, such as a government authority with a tax lien, could foreclose upon a parcel and take ownership and possession of the portion of the project located on that parcel. In addition, the rights of a third party pursuant to a superior lease could result in damage to or disturbance of the equipment at a project, or require relocation of project assets.

If our wind energy project were to suffer the loss of all or a portion of its wind turbines or related equipment as a result of a foreclosure by a mortgagee or other lien holder of a land parcel, or damage arising from the conduct of superior lease holders, our operations and revenues could be adversely affected.

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Development of wind projects is dependent on the availability of turbines and turbine financings.

Wind energy projects require delivery and assembly of turbines. The prices of turbines and electrical and other equipment have increased in recent years and may continue to increase as the demand for such equipment increases more rapidly than supply, or if the prices of key components and raw materials used to build the equipment increase. We may encounter supply and/or logistical issues in securing turbines due to the limited number of turbine suppliers and current high demand for turbines. We may not be able to purchase a sufficient quantity of turbines from suppliers, and suppliers may give priority to other customers. Turbine suppliers may delay the performance of or be unable to meet contractual commitments, or components and equipment may be unavailable, which would have a material adverse effect on our business, financial condition and results of operations.

In addition, we expect to require third-party turbine supply loans or other financing for our turbine purchases, which account for the majority of the total cost of a wind energy project. An inability to obtain such financing on attractive terms in the future may preclude us from obtaining additional turbines, severely limiting our growth.  Moreover, a significant increase in the cost of obtaining such financing could have a material adverse effect on the investment returns we may be able to achieve.

In addition, spare parts for wind turbines and key pieces of electrical equipment may be unavailable to us. If we were to experience a serial failure of any spare part we would incur delays in waiting for shipment of these items to the site.

We anticipate that if we can implement our business plan, and if we purchase turbines, we also enter into warranty agreements with the manufacturer. Damages payable by the manufacturer under these agreements are typically subject to an aggregate maximum cap that is a portion of the total purchase price of the turbines. Losses in excess of these caps will be our responsibility. Since our turbine warranties generally expire within a certain period of time after the turbine delivery date or the date such turbine is commissioned, we may lose all or a portion of the benefit of the warranties if we are unable to deploy turbines we have purchased upon delivery.

The design, construction and operation of wind energy projects are highly regulated and the failure of being granted operating and construction permits could materially adversely affect our business, financial condition and results of operations.

While we are optimistic that we are positioned to implement our business plan in the Republic of Serbia, we anticipate that the design, construction and operation of any wind energy project is and likely will remain a highly regulated activity requiring various material governmental and regulatory approvals and permits initially and on a continuing basis. Procedures for the granting of operating and construction permits vary by jurisdiction and certain jurisdictions may deny requests for permits for a variety of reasons. Further, we may not be able to renew construction and operating permits when required. Failure to procure and maintain the necessary permits may prevent ongoing development, construction and continuing operation of our projects. In addition, in some circumstances we may have to commence construction prior to obtaining all required permits, which exposes us to the risk that we may subsequently be unable to secure all of the permits required to complete the project. If this were to occur, we could experience considerable losses as a result of our prior investment.

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Our Common Stock is Subordinate to Existing and Future Debt:.

All of our Common Stock is and will remain subordinate to the claims of our existing and future creditors. As of December 31, 2008, we had $151,368 shown as Total Liabilities on our Balance Sheet. These existing claims together with likely additional debts, obligations, and other commitments that we give to others in the future, will be superior to any rights and interests of our stockholders.

Due to a limited public market our Common Stock may not be easily sold.

There is a limited trading market for our Common Shares, and there is no guarantee that a continuous liquid trading market will subsequently develop. All of our Common Shares are traded only on the non-OTC Pink Sheets Market and there can be no assurance that the Common Shares will ever gain any liquid trading volumes in any other market or gain listing on any stock exchange. The U.S. Securities and Exchange Commission requires that any company whose securities are traded on the Bulletin Board Market file a Form 10 and become a "reporting company" and thereby become subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934. While we have filed this Form 10, there can be no assurance that we will, if we gain trading privileges on the Bulletin Board Market, that we will be successful in complying with the requirements to retain trading privileges for our Common Shares on the Bulletin Board.

Control of our Company is held by management.

Our present directors and officers hold the power to vote an aggregate of about 38% of our Common Shares as of December 30, 2009. As a result, any person who acquires our Common Shares will likely have little or no ability to influence or control the Company.

We face intense competition and we are likely to face continued competition in the future.

Currently, all of the electricity generated in the Republic of Serbia is generated by Elektroprivreda Srbije (or "EPS") which holds a monopoly on generation, distribution, and sale of electricity in Serbia. While we believe that the legal, political, and economic environment in Serbia has changed with the result that there are valuable opportunities for us and our partners in the Serbian Joint Venture, there can be no assurance that the extent of the change will not be far less than our current perceptions. As a result, we may encounter adverse legal, political, and economic barriers that could lead to significant and protracted losses with the result that any person who acquires our Common Stock could lose all or substantially all of their investment.

If we are successful, our anticipated wind energy project revenues will likely be highly dependent on suitable wind and associated weather conditions.

We anticipate that our anticipated wind energy and revenues generated at the planned Belo Blato wind energy project will be highly dependent on climatic conditions, particularly wind conditions, which are variable and difficult to predict. Turbines will only operate within certain wind speed ranges that vary by turbine model and manufacturer, and there is no assurance that the wind resource at any given project site will fall within such specifications.

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While we believe that the quality of the Belo Blato wind resources at the site are sufficient, we have not obtained any third party evaluation. We anticipate that our investment decisions will not be made on the basis of any third party review or evaluation. We plan to use the wind data that we gather to develop projections of the wind energy project's performance, revenue generation, operating profit, debt capacity, tax equity capacity and return on investment, which are fundamental elements of our business planning. Wind resource projections at the start of commercial operations can also have a significant impact on the amount of third-party capital that we can raise, including the expected contributions by tax equity investors. However, actual climatic conditions at a project site, particularly wind conditions, may not conform to the findings of these wind studies, and, therefore, our wind energy projects may not meet anticipated production levels, which could adversely affect our forecasted profitability. In addition, global climate change could change existing wind patterns; such effects are impossible to predict.

Volatile natural gas prices may adversely impact the market price for electricity.

Natural gas is one of the major sources of energy for the generation of electricity in Europe and in the Republic of Serbia  The prices for natural gas have been very volatile in recent months and years, with temporary highs in June-July of 2008 that were four times the prices in January 2002.  Since June 2009 through January 2010, the prices for natural gas used in electricity generation have fallen back to levels seen in December 2007 and January 2008.  It is not possible to reliably predict what the price behavior for natural gas will be in the future.  If prices continue to fall, they will adversely impact the economics for wind power, since natural gas-based generation is one of the chief competitors to wind energy.  While there can be no assurance, in the long term we expect that the continuing need to control greenhouse gas emissions, and the fact that all fossil fuels are a finite resource, will allow wind power to continue to compete favorably with natural gas.

A sustained decline in market prices for electricity may materially adversely affect our revenues and the growth of our business.

We may not be able to develop or operate our pipeline of development projects economically if there is a sustained material decline in market prices for electricity. Electricity prices are affected by various factors and may decline for many reasons that are not within our control, including changes in the cost or availability of fuel, regulation and acts of governments and regulators, changes in supply of generation capacity, changes in power transmission or fuel transportation capacity, seasonality, weather conditions and changes in demand for electricity. In addition, other power generators may develop alternative technologies to produce power, including fuel cells; clean coal and coal gasification; micro turbines; photovoltaic (solar) cells or tidal current based generators, or improve upon traditional technologies and equipment, such as more efficient gas turbines or nuclear or coal power plants with simplified and safer designs, among others. Advances in these or other technologies could cause a sustained decline in market prices for electricity. If there is a sustained decline in the market prices of electricity, we may not develop and construct our pipeline of development projects and grow our business, and/or we may not be able to operate completed projects economically, which would have a material adverse effect on our revenues.

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While we will explore the viability of hedging against the possible drop of local electricity prices, in our anticipated spot market solid hedging instruments (with high correlations to the local power market price histories) may not be available, which would represent an overall risk to the success of the business model, and is a possible barrier to achieving project financing.

The continuing recession in Europe and in the Republic of Serbia will adversely affect the price of electricity in the near term which could result in reducing our ability to raise additional capital.

As Europe and the Republic of Serbia continues in recession, all prices in the economy, including the price of electricity, will experience downward pressure. To the extent that this recession continues, it will likely reduce our ability to raise additional capital.

Since we are dependent upon our management, we may incur losses if we lose one or more members of management; and we have no "key man" insurance on any management and no plans to obtain any such insurance.

We believe that our success will depend, to a significant extent, on the efforts and abilities of Peter Gilcud and Jesse M. De Castro, our sole corporate officers. We have no present plans to obtain key man life insurance on the life of Peter Gilcud or Jesse M. De Castro and it is unlikely that we will obtain any such insurance in the future. In the event that either of them are unable to perform their duties, our business may be adversely impacted. Both Mr. Gilcud and Mr. De Castro have other full-time employment and are only able to devote a limited amount of time to the Company's affairs. As a result, the management of the Company is limited and they are not able to devote the time and attention to evaluating matters that may have a significant impact on the Company. If we grow, we will need to hire additional management and our ability to employ suitable management at an acceptable cost, in light of our limited financial resources, can not be assured. The loss of the services of Mr. Gilcud or Mr. De Castro could have a material and continuing adverse effect on us. Our success also depends upon our ability to attract and retain qualified employees. Hiring to meet our anticipated operations will require that we assimilate four new employees during a relatively short period of time.

We have not obtained any independent evaluation of business strategy which may cause us to underestimate the difficulties that we face and fail to take appropriate action to avoid losses.

We have not obtained any independent evaluation of our s Business Plan and our proposed business strategy. There can be no assurance that our plans or proposed strategy will generate any revenues, or if revenues can be generated, that they can be generated at a level to achieve or maintain profitability, positive cash flow or both. As a result, we may have underestimated the difficulties, costs, and barriers that we face which may cause us to incur significant losses in the future.

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Our management has no experience in the renewable wind energy business.

Mr. Gilcud and Mr. De Castro, our two sole officers and directors, have no direct or indirect experience in electricity production, renewable energy matters, wind energy or any related matters. For these and other reasons we are likely to experience significant difficulties in pursuing our plans to enter the renewable energy business and an investor should be prepared to lose all of their investment.

We anticipate that we will need to raise significant additional capital in the future to meet the needs of our business and repay existing debt and we cannot assure you that we can raise this capital.

Our success will be dependent upon our ability to raise approximately $7,200,000 in additional capital on favorable terms and otherwise our ability to meet anticipated monthly cash funding requirements of $60,000.  We have received no commitment from any underwriter or other source of capital that any additional capital will be provided to us.  If we are not successful in raising the additional capital, we will likely be unable to build the wind farm and, as a result, incur additional losses thereby.  There can be no assurance that we will be successful in completing any needed transaction or in obtaining any additional financing.  And if any such transaction or financing is completed, there can be no guarantee that it can be completed on terms that are reasonable in light of our current circumstances.

We have no plans to pay any dividends on our Common Stock.

We do not anticipate that we will pay any dividends on our Common Stock at any time in the foreseeable future.

We have financed the Company in part by issuing promissory notes to Jesse M. De Castro.

We have issued unsecured promissory notes to Jesse M. De Castro, our Chief Financial Officer, Secretary, and Director of the Company in consideration of our receipt of needed cash investments from him. While each of these promissory notes may be prepaid without penalty and carry an interest rate of 7%, these financial obligations are significant in light of our existing limited assets. All of these Notes have been extended, by oral agreements, for one additional year past their existing maturity dates.

We issued a secured promissory note to purchase our wind sensors which is secured by them.

We issued a secured Promissory Note to Seal Commercial, S.A. in connection with our purchase of wind sensors (meteorological towers used to measure wind velocity). The secured promissory note was issued on September 25, 2009 and is secured by the wind sensors. While the promissory note may be prepaid without penalty at any time and carries a 7% interest rate and all accrued and unpaid interest and principal are due on September 25, 2010 (as extended by an oral agreement so as to extend the maturity date from September 25, 2009 to September 25, 2010), substantially all of our assets serve as collateral for this promissory note. However, the maturity date of this Note was extended to _______________________.

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We face continuing conflicts of interest and we cannot assure you that we will be successful in resolving existing and future conflicts of interest.

We have issued several promissory notes to Jesse M. De Castro, our Chief Financial Officer, Secretary, and Director of the Company and we have entered into an employment agreement with him.

A conflict of interest arises whenever a party has an interest in both sides of a transaction. We anticipate that we will likely have transactions with one or more persons where a conflict of interest can be said to exist. Further, while we believe that these transactions were fair to the Company and were entered into on terms that would be substantially no different than the terms that the Company would obtain if it had entered into the same or similar transactions with a third party, there can be no assurance that we have been successful in resolving the conflicts of interest associated with each of these transactions or that we will be successful in resolving conflicts of interest in the future.

Technological changes in the energy industry could render existing wind energy projects and technologies uncompetitive or obsolete.

The energy industry, and especially the renewable energy industry, is rapidly evolving and is highly competitive. Technological advances may result in lower costs for sources of energy, and may render any wind energy project and technologies that we develop as uncompetitive or obsolete. In general, wind parks have a long life (generally about 20 years), and cannot easily, or without substantial expense, be upgraded to new turbine technology.  Our inability or failure to adopt new technologies as they are developed could have a material adverse affect our business, financial condition and results of operations.

We are not diversified in our business and assets and we are not likely to become diversified in the future.

Our proposed business involving the proposed operation of wind energy generation and distribution facilities located in the Republic of Serbia and will not provide any diversification. If we are successful, all of our business and assets will be concentrated in the same industry and remain in the Republic of Serbia.

Negative public or community response to wind energy projects may adversely affect our ability to construct our projects.

There has been negative public and/or community response to wind energy projects in some parts of Europe and such factors may adversely affect our ability to construct our planned project in the Republic of Serbia. In addition, legal challenges may result in an injunction against construction or operation, impeding our ability to place projects in operation according to schedule, meet our development and construction targets or generate revenues. An increase in opposition to the granting of permits or unfavorable outcomes of such challenges could materially and adversely affect our development plans.

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If we are successful in raising additional capital, our existing stockholders will incur significant dilution.

If we are successful in raising additional funds, we will likely significantly dilute our existing stockholders. While there can be no guarantee that we will be successful in raising additional capital (or if we are successful, that it can be raised on terms that are reasonable in light of our current circumstances), if we are successful in obtaining any additional capital, existing stockholders may incur significant dilution that would permanently reduce their percentage interest in the Company and their ability to influence or control our affairs.

The market price of our Common Stock may be adversely impacted by stockholders who publicly re-sell their restricted stock pursuant to Rule 144.

As of December 30, 2009 we had 22,480,000 shares of our Common Stock outstanding as "restricted securities" which may be sold only in compliance with Rule 144 adopted under the Securities Act of 1933 (the "1933 Act") or other applicable exemptions from registration. In general, and the revised Rule 144 (as revised by the Securities and Exchange Commission effective February 15, 2008), a person who is not an "affiliate" (as defined by Rule 144(a)(1)) of the Company is required to hold restricted securities for a period of one year from the date at which the securities were acquired. After that date, the restricted securities legend may be removed and the securities may be publicly re-sold. In that light, possible or actual sales of the Company's Common Stock by present shareholders under Rule 144 may have a depressive effect on the price of our Common Stock if any liquid trading market develops.

Our Stock is a "Penny Stock" which serves to limit its retail trading market.

Trading in our Common Stock is limited. Consequently, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our Common Stock. In the absence of a security being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock is covered by Rule 3a51-1 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are also exempt from this rule if the market price is at least $5.00 per share, or for warrants, if the warrants have an exercise price of at least $5.00 per share. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stocks and for trades in any stock defined as a penny stock.

The Commission has adopted regulations under such Act which define a penny stock to be any NASDAQ or non-NASDAQ equity security that has a market price or exercise price of less than $5.00 per share and allow for the enforcement against violators of the proposed rules.

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In addition, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving a penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale.

Disclosure also must be made about commissions payable to both the broker/dealer and the registered representative, current quotations for the securities, and, if the broker/dealer is the sole market maker, the broker/dealer must disclose this fact and its control over the market. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. While many NASDAQ stocks are covered by the proposed definition of penny stock, transactions in NASDAQ stock are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets has been in operation for at least three years ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker/dealer. In addition, transactions in a NASDAQ security directly with the NASDAQ market maker for such securities, are subject only to the sole market-maker disclosure, and the disclosure with regard to commissions to be paid to the broker/dealer and the registered representatives. The Company's securities are subject to the above rules on penny stocks and the market liquidity for the Company's securities could be severely affected by limiting the ability of broker/dealers to sell the Company's securities.

Item 2.  Financial Information.

Results of Operations

Third Quarter Ending September 30, 2009 vs. Third Quarter Ending September 30, 2008

For the three months ending September 30, 2009 ("Third Quarter 2009"), we recorded $0 as Revenues which represents the same $0 amount recorded for Revenues for the three months ending September 30, 2008 ("Third Quarter 2008").

During the Third Quarter 2009, we recorded $37,401 in Administrative Expense compared to $56,346 in Administrative Expense during the Third Quarter 2008. The 33.62% decline in Administrative Expense reflected the intense efforts that we have been taking to control and monitor our operating expenses while also conserving our financial resources for our planned operations in the Republic of Serbia. These Administrative Costs included salary expenses, travel, telephone, office expense, meeting expenses, legal and accounting fees, filing fees with Pink Sheets, and similar related expenses.

We also incurred Interest Expense of $3,660 during the Third Quarter 2009 compared to $209 in the Third Quarter 2008. The increased Interest Expense represented the interest we incurred on an aggregate of $330,063 in loans we received (including $236,000 from Jesse M. De Castro, our Chief Financial Officer, Secretary, and Director and $94,063 in loans we obtained in connection with our purchase of certain Wind Sensors). By comparison, we had $209 Interest Expense during the Third Quarter 2008.

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As a result, we recorded a Net Loss of $41,061 for the Third Quarter 2009 compared to a Net Loss of $56,555 during the Third Quarter 2008. This resulted in a Net Loss per share (basic) of ($0.00) during the Third Quarter 2009 compared to a Net Loss per share (basic) of $0.0 for the Third Quarter 2008.

Fiscal Year Ending December 31, 2008 vs. Fiscal Year Ending December 31, 2007

During our fiscal year ending December 31, 2008 ("Fiscal 2008"), our management focused on developing and implementing our new business strategy.

During Fiscal 2008, we did not generate any revenues but we did incur $195,501 in administrative expenses and interest expense of $2,555. As a result, we incurred $198,058 in Net Losses during Fiscal 2008. This compares to the fiscal year ending December 31, 2007 ("Fiscal 2007") wherein we also did not generate any revenues but we incurred only $4,570 in administrative expenses.

The tremendous increase in Administrative Expense from Fiscal 2007 to Fiscal 2008 (over 4,177% increase) was primarily a result of several factors. First, the Company's new management aggressively pursued and took many steps to fully implement our new business strategy. This resulted in considerable increases in travel expenses, administrative expenses, and related costs. Second, we amended our articles of incorporation and we completed updated filings and accounting reports that allowed us to have audited financial statements.

For Fiscal 2008, we recorded earnings per share (basic) of ($0.01) (which was computed on the weighted average number of common shares outstanding of 22,962,329 shares). This compares to Fiscal 2007 when we recorded earnings per share of ($0.01) (which was computed on the weighted average number of 3,250,000 common shares outstanding).

Management's Discussion and Analysis or Plan of Operation

Since May 2008, our new management has embarked on the strategy of undertaking efforts to enter into joint ventures, partnerships, and other arrangements with suitable partners in the "clean energy" generation, distribution, and sales market. Our strategic focus has been expansive and we examined several opportunities, on a worldwide basis, that later allowed us to further refine our parameters and the types of projects and geographic locations. In each case, our efforts are focused on project opportunities where, due to a project's size, type, and location, we may be able to participate as a joint venture partner, partner, or co-owner provided that the financial and managerial commitments are within our abilities taking into account our comparatively limited financial and managerial resources.

We have evaluated wind energy opportunities in British Columbia, Canada; which we deemed too difficult to implement because of Native land issues and the lengthy bureaucracy of the licensing process. We have evaluated solar energy opportunities in India; which we deemed too difficult to manage and arduous to collect the revenues from power generation. And we have also evaluated the small hydro power potential in Serbia. Through this process, we developed a business relationship with the principals of Notos, d.o.o. ("Notos") and Sirius Regulus, d.o.o. ("Sirius") both entities are limited liability companies domiciled in the Republic of Serbia. The management of Notos has experience in energy distribution and Sirius owns land and facilities at the Belo Blato Wind Farm, also located in Serbia. They were able to present compelling reasons to focus on wind energy in Serbia: an available purchaser for the electricity generated, a reasonable licensing process, reasonable development costs, an educated and inexpensive workforce, a good rate of return on investment, and an opportunity to be the first to develop wind energy in the region.

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In August 2008 and based on these discussions, we entered into a Letter of Intent with Notos and a Letter of Intent with Sirius. The terms of each Letter of Intent provided that we were to acquire all of the outstanding capital stock of each of these companies with the result that both Notos and Sirius were to become a wholly-owned subsidiary. After further review and evaluation and prior to the planned closing of the acquisitions envisioned by each of the Letters of Intent, the parties agreed that the proposed acquisition transactions be abandoned.

At that time and in place of the plans set forth in the letters of intent, we, Notos and Sirius agreed to form a joint venture and we entered in the joint venture agreement (the "Serbian Joint Venture"). Through the Serbian Joint Venture we seek to generate electricity from wind-power at a wind farm located at the Belo Blato Wind Energy Project in the province of Vojvodina in the Republic of Serbia.

1.     To the extent that our financial resources allow and if market conditions allow, we intend to begin the construction of Belo Blato within six months after we receive at least one half of the $7,200,000 in additional funding that we seek and complete the initial phase by erecting five wind towers upon receipt of the remaining one half of the $7,200,000 in funding that we seek. The Belo Blato facility is expected to be completed within nine months of commencement of construction, at which point, other developments will likely be underway leading to a build-out of 35 MW of installed wind energy capacity in mid 2012.

2.     To undertake these efforts, we anticipate, based on current estimates, that we will need to raise an additional $7,200,000 for these capital expenditures. Our current plan is to approach sources of private capital and, if favorable market conditions allow, to raise the funds in one or more private or exempt offerings. Currently, we have not had any direct or indirect discussions with any persons regarding these plans and we cannot be certain as to the extent of any interest that investors and other sources of capital may have in providing such funds or the costs and terms of any such capital. Other sources of capital that we have considered are individual and institutional investors, other corporate investors who may have an interest in undertaking a joint venture with us or invest funds to obtain an ownership interest in the Company. As of this date we have not had any definitive discussions with any specific other sources of capital and we cannot assure you that we will obtain any capital from any other sources. To the extent that we do not receive a positive response to provide this capital and to receive such capital on terms that are reasonable in light of our current circumstances, we may be unable to undertake this project or, alternatively, undertake this project on any reasonable terms.

3.     The anticipated capital expenditures that we require to implement our business plan are currently estimated at $7,200,000. These expenditures are planned to be used to for the erection of five wind turbines on the Belo Blato site and for working capital. This includes the cost to purchase the poles, blades, and generators; as well as the erection costs and grid connection.

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4.     As currently planned, we plan to hire four additional employees. Two employees will be required to administer secretarial and office duties. One Technical Supervisor will be required to oversee all technical aspects of the wind farm development. One Site Supervisor will be required to oversee the construction aspects of the wind-farm development. They will work together with the Notos staff to ensure the necessary human resources are available for the project.

5.     The joint venture will need to acquire licenses on three levels: municipal, technical, and federal. The first step is to receive approval from the municipality in which the Company wishes to develop a wind-power facility. There is no cost for this authorization. The technical component is overseen by EMS (Elektromreza Srbije, the state-owned transmission operator). This license has a cost of 15,000 Euros. The final endorsement comes from the federal Ministry of Energy, at a cost of 25,000 Euros. At present, the municipal license has been received and the EMS license is expected to be issued when the Company's finances will allow.

6.     The Company will be responsible for the costs associated with constructing the wind farm, and under the agreements that we have reached, Sirius is obligated to supply the land required, and Notos is to manage the project through licensing, construction, implementation, and maintenance.

7.     If we can raise the projected $7,200,000 in additional capital and do so on reasonable terms and within the time frame that we have established, we anticipate that we may be able to generate some revenues within 12 months after construction begins by producing electricity from the first-phase wind turbines at the Belo Blato project and selling it to EPS. In addition and if current policies, laws, and regulations of the Republic of Serbia are not revised, we may also be able to generate additional revenue from the sale of carbon-emission credits. Currently, the Republic of Serbia has no greenhouse gas-emission credit program in place, but based on public statements from the Serbian Ministry of Energy, the Ministry may be implementing a carbon-emission credits program similar to that found in the rest of Europe. EPS will calculate the carbon credit allowance that will be given to each energy-producing facility, which may then be sold to various industrial companies and institutions in need of emissions credits.

Our projections regarding the amount and timing of our revenues is subject to revision as we face uncertainties and risks associated with the implementation of these plans and since these uncertainties and risks relate to matters over which we have little or no control. In particular, we are aware that these projections and our plans are subject to revision primarily but not exclusively due to the risks and uncertainties associated with the following:

•

Our ability to generate revenues will be influenced by the timing and amount of capital that we may able to raise to fund the acquisition of the assets that we have identified as needed to implement our business plan (primarily, the $7,200,000 projected the for the erection of five wind turbines on the Belo Blato site and working capital);

•

our ability to obtain all governmental licenses and approvals with respect to the construction and operation of the planned Belo Blato site on a timely and reasonable basis without undue costs or delays;

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•

our ability to complete negotiations and agreements with suppliers and customers on terms that are commercially reasonable and that will allow us to record and collect revenues on a commercially acceptable basis;

•

our ability to achieve and maintain compliance with current and future government regulations and to avoid any risk of non-compliance with the laws and rules of the Republic of Serbia and any local or regional laws and ordinances without incurring delays, interruptions, or undue costs or difficulties; and

•

our ability to anticipate changing laws and the competitive environment that may allow us to change our business plans to meet these challenges without incurring excessive expenses or excessive difficulties.

To the extent that we are not able to achieve one or more of these objectives, we may not generate the revenues that we have projected or, if we do achieve these revenue targets, we may not generate revenues sufficient to allow us to achieve and maintain profitability and positive cash flow.

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Impact of Inflation

We have not generated any revenues during the last two fiscal years. As a result, inflation has not had a direct impact on our revenues, costs, or cash flows in any significant way that we can identify.

Nonetheless, we are aware that the costs of acquiring wind energy generating equipment may, as a result of worldwide interest in wind energy and renewable energy systems, may increase and thereby the amount of capital needed to fund our capital expenditures may be higher than we have planned.

Liquidity and Capital Requirements

Currently, we have very limited liquidity in that we have limited cash and we have been primarily dependent upon our Chief Financial Officer, Jesse M. De Castro, for obtaining cash, via promissory notes that we issued to Mr. De Castro. While we believe that this strategy and our dependence on Mr. De Castro was prudent in light of our circumstances, we are aware that we need to identify other investors who may be willing to invest funds into our company which may allow us to meet our capital requirements in the future. At present, we have not had direct or indirect discussions with any sources that may be able to provide the projected $7,200,000 in additional capital that we project will be needed. We have entered into a consulting agreement with Ajo Capital to introduce us to a potential joint venture or acquisition target, But we cannot be assured that any such introduction will result in a transaction suitable to us. As a result, we cannot assure you that we will be successful in any efforts to raise additional capital.

If we are not successful in raising additional capital on reasonable terms to meet all or nearly all of the $7,200,000 that we have projected, we may delay the implementation of our business plans and the plans that we have made to commence the Belo Blato wind energy operations described elsewhere in this Form 10. In that event, we may face significant dilution and further losses and difficulties in meeting our commitments.

Off Balance Sheet Arrangements

We are not party to any off balance sheet arrangements, as "Off Balance Sheet Arrangement" is defined in Regulation SK  Item 303(4)(ii).

Planned Operations and Management

Under our current plans, we plan to maintain financial and accounting controls for the Company through the use of centralized accounting and management information systems which are to be maintained at our existing offices.

This will require that we acquire and operate accounting software and financial and accounting control systems sufficient to meet the requirements of the Sarbanes Oxley Act of 2002 and the rules adopted by the Securities and Exchange Commission there under with respect to accounting, asset, and information controls that allow our officers, directors, and our auditors to verify and confirm our compliance on an ongoing basis.

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Overall management will be conducted by our current officers, Peter Gilcud and Jesse M. De Castro. Our planned operations will require four employees with the following titles: Secretary, Office Manager, Technical Supervisor, and Site Supervisor.

Item 3.  Description of Property

We currently maintain an office at 1660 Hotel Circle North, Suite 207, San Diego, California 92108 under an oral agreement at no cost with our corporate counsel. Our telephone number at this office is 619-497-2555. Our toll-free number is (800) 955-4723. We do not own or maintain any other offices or other real estate.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of Company common stock by those persons beneficially holding more than 5% of the Company's capital stock, by the Company's directors and executive officers, and by all of the Company's directors and executive officers as a group and all shares that each such person has a right to acquire in the future:

(1)	(2)	(3)	(4)
Title Of Class	Name And Address Of Beneficial Owner	Amount And Nature Of Beneficial Owner	Percent Of Class

Common Stock	Jesse M. De Castro 1660 Hotel Circle North, Suite 207 San Diego, CA 92108	10,000,000 (1)	38.10% (1)
Common Stock	Peter Gilcud 1660 Hotel Circle North, Suite 207 San Diego, CA 92108	0	0%

Total for all persons as a group (2 persons)		10,000,000	38.10%

Footnote:
(1.)	Percentage represents shares held by De Castro Investments. Inc., an entity owned and controlled by Jesse M. De Castro, the Company's Chief Financial Officer, Secretary, and Director.

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Item 5.  Directors, Executive Officers, Promoters, and Control Persons.

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors and executive officers of the Company is as follows:

Name (1)	Age	Position	Date Elected

Jesse M. De Castro (2) Green Star Alternative Energy, Inc. 1660 Hotel Circle North, Suite 207 San Diego, CA 92108	33	Chief Financial Officer, Secretary & Director	05/27/2008

Peter Gilcud Green Star Alternative Energy, Inc. 1660 Hotel Circle North, Suite 207 San Diego, CA 92108	56	Director	07/03/2007

Footnote:
(1)	On January 21, 2010, Miodrag Andric resigned as the Company's President Chief Executive Officer and Chairman.
(2)	The Company entered into an Employment Agreement with Mr. De Castro that commenced on April 1, 2008.

Each of the foregoing persons may be deemed a "promoter" of the Company, as that term is defined in the rules and regulations promulgated under the Securities Act of 1933. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified.

Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified.

Jesse M. De Castro.  Mr. De Castro serves as the Company's Chief Financial Officer, Treasurer, Secretary, and Director. Concurrently Mr. De Castro serves as the Asset and Liability Analyst for North Shore Credit Union. From 2002 to 2005, Mr. De Castro was Vice-President in charge of Energy Sector Analysis for Altus Capital Corp. From 2004 to 2007, Mr. De Castro was Consultant to SBS Ltd. on alternative energy. Mr. De Castro holds a BS in Actuarial Science degree from Simon Fraser University.

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Peter Gilcud.  Mr. Gilcud serves on the Company's Board of Directors and on January 21, 2010, Mr. Gilcud was elected to serve as the Company's President, Chief Executive Officer and Chairman (following the resignation of Miodrag Andric on that date). Prior to joining the Issuer, Mr. Gilcud served as President/ Director of Fresh Creek Holdings Ltd. from June 1990 to April 2000, Mr. Gilcud was President & CEO of Bahamas Transport Ltd. From February 2000 to June 2007, Mr. Gilcud was appointed CEO, President and Director of the Issuer in June 2007. Mr. Gilcud ceased his CEO and President duties in April 2009 but was elected to that position on January 21, 2010 to replace Mr. Miodrag Andric who resigned on that date. Mr. Gilcud holds a Bachelors and Masters degree in Economics and Political Science from the University of Minnesota-Minneapolis.

Item 6.  Executive Compensation

The Company's Board of Directors has authorized the compensation of its officers with the following annual cash salaries:

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SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other Annual Compensation ($) (e)	Total Compensation ($)
Miodrag Andric, Past President, CEO, and Chairman (1)	2007 2008 2009	$0 $0	$0 $0	$0 $0	$0 $0
Jesse M. De Castro, Chief Financial Officer, Secretary, and Director	2007 2008 2009	$0 $24,000 $44,000	$0 $0 $0	$0 $0 $0	$0 $24,000 $44,000
Peter Gilcud, Director	2007 2008 2009	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0
Total Compensation (3 persons)	2007 2008 2009	$0 $24,000 $44,000	$0 $0 $0	$0 $0 $0	$0 $24,000 $44,000

Footnote:
(1) Mr. Miodrag Andric resigned as President, Chief Executive Officer and Chairman on January 21, 2010.

The Company may change or increase salaries as the Company's profits and cash flow allow. The amount of any increase in salaries and compensation for existing officers has not been determined at this time and the number and dollar amount to be paid to additional management staff that will likely be employed have not been determined.

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OPTION/SAR GRANTS IN LAST FISCAL YEAR
(Individual Grants)

Name (a)	No. of Securities Underlying Options/SARs Granted (#) (b)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year (c)	Exercise of Base Price ($/Sh) (d)	Expiration Date (e)
Miodrag Andric	0	0	0	n/a
Jesse M. De Castro	0	0	0	n/a
Peter Gilcud	0	0	0	n/a

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Item 7.  Certain Relationships and Related Transactions

On April 1, 2008, the Company entered into an employment agreement with Jesse M. De Castro, the Company's Chief Financial Officer, Secretary, and Director. Under the terms of the agreement, the Company agreed to pay Mr. De Castro a monthly salary of $2,000 per month for the months of April through August 2008 and the sum of $3,500 per month for each month thereafter. The agreement may be terminated, by either party for "cause" and in the event of termination Mr. De Castro is entitled to severance pay equal to 90 days of salary.

On May 23, 2008, the Company's Board of Directors issued 2,000,000 shares of the Company's Common Stock to De Castro Investments, Inc. (which, due to the July 2008 forward split of the Company's Common Stock, became 10,000,000 shares of Common Stock). De Castro Investments, Inc. is owned and controlled by Jesse De Castro, the Company's Chief Financial Officer, Secretary, and Director.

On August 30, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro (the Company's Chief Financial Officer, Secretary, and Director) in the amount of $20,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid without penalty at any time and carries a 7% interest rate and all accrued and unpaid interest and principal are due on August 30, 2009 (which was subsequently extended to the new maturity date of August 30, 2011).

On November 10, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $15,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on November 10, 2009 (which was subsequently extended, by an oral agreement to the new maturity date of November 10, 2010). Mr. De Castro is the Company's Chief Financial Officer, Secretary, and Director.

On November 25, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro (the Company's Chief Financial Officer, Secretary, and Director) in the amount of $30,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on November 25, 2009 (which was subsequently extended by an oral agreement to the new maturity date of November 25, 2011).

On December 12, 2008, the Company entered into a joint venture agreement with Notos, d.o.o., a limited liability company domiciled in the Republic of Serbia and with Sirius Regulus, d.o.o. a limited liability company domiciled in the Republic of Serbia. Mr. Andric, the Company's past President, is the Manager of Notos and Sirius Regulus.

On February 12, 2009, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro (the Company's Chief Financial Officer, Secretary, and Director) in the amount of $8,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on February 12, 2010.

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On March 6, 2009, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro (the Company's Chief Financial Officer, Secretary, and Director) in the amount of $25,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on March 6, 2010 (which was subsequently extended by an oral agreement to the new maturity date of March 6, 2011).

On September 25, 2009, the Company's Board of Directors approved the issuance of an Unsecured Promissory Note to Jesse M. De Castro in the principal amount of $43,000 in exchange for the Company's receipt of $43,000 from Mr. De Castro. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on September 25, 2010.

On September 30, 2009, the Company's Board of Directors approved the issuance of an Unsecured Promissory Note to Jesse M. De Castro in the principal amount of $20,000 in exchange for the Company's receipt of $20,000 from Mr. De Castro. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on September 30, 2010.

On September 30, 2010, the Company and Jesse M. De Castro orally agreed to extend the maturity date of the following unsecured promissory notes previously issued by the Company to Mr. De Castro from the date at which they were originally due: (1) the $20,000 Unsecured Promissory Note issued on August 30, 2008 is now due on August 30, 2011; (2) the $15,000 Unsecured Promissory Note issued on November 10, 2008 is now due on November 10, 2011; (3) the $30,000 Unsecured Promissory Note issued on November 25, 2008 is now due November 25, 2011; (4) the $8,000 Unsecured Promissory Note issued on February 12, 2010 is now due February 12, 2011; and (5) the $25,000 Unsecured Promissory Note issued on March 6, 2010 is now due March 6, 2011.

All of the shares of the Company's Common Stock and the promissory notes described above were issued with a restricted securities legend pursuant to reliance upon the claim of exemption provided by Section 4(2) of the Securities Act of 1933. In each instance, the Company was assured that the investor: (a) was sophisticated and experienced in business, financial, and tax matters; (b) received such disclosures such as the Company's business plan, financial statements, stockholder information, together with copies of the Company's Articles of Incorporation, By-laws, and copies of the minutes and actions of the Company's Board of Directors roughly equivalent to that found in a registration statement; (c) had full and unrestricted access to the Company's books and records; (d) had a full and unrestricted opportunity to ask questions of the Company's officers and directors and to receive answers to all such questions; (e) had a pre-existing business relationship with one or more of the Company's officers and directors of sufficient scope and depth that allowed them to appreciate the background and experience of the Company's management; and (f) understood that the securities acquired were "restricted securities" and that they were issued to the investor for investment purposes only.

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Item 8.  Legal Proceedings

None.

Item 9.  Market Price of and Dividends on Registrant's Common Equity and Other Shareholder Matters

The Company's Common Stock trades on the non-OTC "Pink Sheets" Market under the symbol GSAE. Since July 28, 2008, there have been only sporadic quotations with only limited and minimal interest by market makers. As of December 30, 2009, the Company had three market makers. The table below lists high and low bid prices by quarter as reported by Pink Sheets, LLC and, in each case, the prices reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

While we are hopeful that we may be able to gain entry to the OTC-BB, a market maker must file an application on our behalf and there is a no assurance that a market maker will do so.

Rule 15c2-11 of the Securities Exchange Act of 1934 mandates that certain disclosures be provided by an issuer of securities to a registered broker-dealer before the broker-dealer may be allowed to make a market in the securities of the issuer.

As of this date, we are current in meeting our reporting obligations to Pink Sheets.

We have, in the past delivered such disclosures to our principal market maker and we plan to file all quarterly and annual reports and other reports (such as those on Form 10-K, Form 10-Q, Form 8-K) with the U.S. Securities and Exchange Commission in accordance with our obligations under Section 13(a) of the Securities and Exchange Act of 1934.

High and Low Bid Prices of the Common Stock by Quarter
Source:  Pink Sheets, LLC

Quarter	High Bid Price	Low Bid Price

2008
1st Quarter	$---	$---
2nd Quarter	$---	$---
3rd Quarter	$4.00	$1.50
4th Quarter	$2.49	$1.10

2009
1st Quarter	$2.45	$0.50
2nd Quarter	$3.50	$2.55
3rd Quarter	$1.79	$0.20
4th Quarter	$0.94	$0.18

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Item 10.  Recent Sales of Unregistered Securities.

On May 23, 2008, the Company's Board of Directors issued 2,000,000 shares of the Company's Common Stock to De Castro Investments, Inc. (which, due to the July 2008 forward split of the Company's Common Stock, became 10,000,000 shares of Common Stock).

On August 30, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $20,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid without penalty at any time and carries a 7% interest rate and all accrued and unpaid interest and principal are due on August 30, 2009 (which was subsequently extended to the new maturity date of August 30, 2011).

On September 25, 2008, the Company issued a secured Promissory Note to Seal Commercial, S.A. in connection with the Company's purchase of Wind Sensors. The secured promissory note is secured by the Wind Sensors and the promissory note may be prepaid without penalty at any time and carries a 7% interest rate and all accrued and unpaid interest and principal are due on September 25, 2009 (which was subsequently extended to the new maturity date of September 25, 2010).

On November 10, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $15,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on November 10, 2009 (which was subsequently extended by an oral agreement to the new maturity date of November 10, 2011).

On November 25, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $30,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on November 25, 2009 (which was subsequently extended to the new maturity date of November 25, 2010).

On February 12, 2009, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $8,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on February 12, 2010.

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On March 6, 2009, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $25,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on March 6, 2010 (which was subsequently extended to the new maturity date of March 6, 2011).

On September 25, 2009, the Company's Board of Directors approved the issuance of an Unsecured Promissory Note to Jesse M. De Castro in the principal amount of $43,000 in exchange for the Company's receipt of $43,000 from Mr. De Castro. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on September 25, 2010.

On September 30, 2009, the Company's Board of Directors approved the issuance of an Unsecured Promissory Note to Jesse M. De Castro in the principal amount of $20,000 in exchange for the Company's receipt of $20,000 from Mr. De Castro. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on September 30, 2010.

On September 30, 2010, the Company and Jesse M. De Castro orally agreed to extend the maturity date of the following unsecured promissory notes previously issued by the Company to Mr. De Castro from the date at which they were originally due: (1) the $20,000 Unsecured Promissory Note issued on August 30, 2008 is now due on August 30, 2011; (2) the $15,000 Unsecured Promissory Note issued on November 10, 2008 is now due on November 10, 2011; (3) the $30,000 Unsecured Promissory Note issued on November 25, 2008 is now due November 25, 2011; (4) the $8,000 Unsecured Promissory Note issued on February 12, 2010 is now due February 12, 2011; and (5) the $25,000 Unsecured Promissory Note issued on March 6, 2010 is now due March 6, 2011.

All of the shares of the Company's Common Stock and the promissory notes described above were issued with a restricted securities legend pursuant to reliance upon the claim of exemption provided by Section 4(2) of the Securities Act of 1933. In each instance, the Company was assured that the investor: (a) was sophisticated and experienced in business, financial, and tax matters; (b) received such disclosures such as the Company's business plan, financial statements, stockholder information, together with copies of the Company's Articles of Incorporation, By-laws, and copies of the minutes and actions of the Company's Board of Directors roughly equivalent to that found in a registration statement; (c) had full and unrestricted access to the Company's books and records; (d) had a full and unrestricted opportunity to ask questions of the Company's officers and directors and to receive answers to all such questions; (e) had a pre-existing business relationship with one or more of the Company's officers and directors of sufficient scope and depth that allowed them to appreciate the background and experience of the Company's management; and (f) understood that the securities acquired were "restricted securities" and that they were issued to the investor for investment purposes only.

Item 11.  Description of Registrant's Securities to be Registered

Common Stock

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As of January 10, 2010, the Company had 26,250,000 shares of the Company's Common Stock (par value $0.001) outstanding. The Company's Articles of Incorporation, authorize the issuance of 200,000,000 shares of the Company's Common Stock. Holders of shares of the Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights and subject to the rights of any outstanding Preferred Stock, are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefore.

In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Item 12.  Indemnification of Directors and Officers

The Nevada General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by reason of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation shall not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue, or matter as to which such person shall have been adjudged to be liable for the negligence or misconduct in the performance of that person's duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

Item 13.  Financial Statements and Supplementary Data

None.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

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Item 15.  Financial Statements and Exhibits

See attached Financial Statements and exhibits.

Description of Exhibits

The following exhibits required by Item 601 of Regulation S-K are filed herewith:

Exhibit No.	Document Description

3.	Articles of Incorporation, Amendment, and By-Laws
3.(a)	Articles of Incorporation
3.(b)	By-Laws
10.	Material Contracts
10.(a)	Secured Promissory Note ($94,087 - Seal Commercial)
10.(b)	Unsecured Promissory Note ($20,000 - De Castro)
10.(c)	Unsecured Promissory Note ($15,000 - De Castro)
10.(d)	Unsecured Promissory Note ($30,000 - De Castro)
10.(e)	Unsecured Promissory Note ($8,000)
10.(f)	Unsecured Promissory Note ($25,000)
10.(g)	Joint Venture Agreement
10.(h)	Employment Agreement (De Castro)
10.(i)	Mutual Nondisclosure Agreement between Notos and Gamesa
10.(j)	Joint Venture Agreement of December 12, 2008
10.(k)	Unsecured Promissory Note ($43,000 - De Castro)
10.(l)	Unsecured Promissory Note ($75,000 - De Castro)
10.(m)	Agreement with Ajo Capital
23.	Consent of Accountants

<TOC>

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN STAR ALTERNATIVE ENERGY, INC. (Registrant)
Date: January 22, 2010	By: /s/ Peter Gilcud President

<TOC>	September 30, 2009 Financial Statements

Green Star Alternative Energy, Inc. (Formerly R&R Travel, Inc.) (A Development Stage Company) Balance Sheets

	As of September 30, 2009	As of December 31, 2008

ASSETS	(Unaudited)	(Audited)

Current Assets
Cash	$22,784	$3,310
Pre-paid accounting fees	$1,680	$-
Other receivable	75,000	-

Total Current Assets	$99,464	$3,310

Equipment, net	94,077	95,691

Total Assets	$193,541	$99,001

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accrued Expenses	$12,240	$2,555
Accounts payable	22,172	2,775
Loan from related party	236,000	51,975
Other loan payable	94,063	94,063

Total Liabilities	364,475	151,368

Stockholders' Equity
Common Stock, (Authorized, 200,000,000 shares, Par value: $0.001, 26,250,000 shares and 26,250,000 shares Issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	26,250	26,250
Additional Paid-in Capital	33,750	33,750
Deficit accumulated during the development stage	(230,934)	(112,367)

Total Stockholders' Equity	(170,934)	(52,367)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$193,541	$99,001

The accompanying notes are an integral part of these financial statements.

<TOC>	September 30, 2009 Financial Statements

Green Star Alternative Energy, Inc. (Formerly R&R Travel, Inc.) (A Development Stage Company) Statements of Operations (Unaudited)

	Three Months Ending		Nine Months Ending		From Inception March 2, 2001 Through September 30, 2009

	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

REVENUES
Revenues	$-	$-	$-	$-	$68,029

Total Revenues	-	-	-	-	68,029

Operating Expense
Administrative Expense	37,401	56,346	108,883	78,412	286,724

Total Operating Expenses	37,401	56,346	108,883	78,412	286,724

Other income (loss)
Interest Expense	(3,660)	(209)	(9,684)	(209)	(12,239)

Total other income (loss)	(3,660)	(209)	(9,684)	(209)	(12,239)

Net (Loss)	$(41,061)	$(56,555)	$(118,567)	$(78,621)	$(230,934)

Basic earnings per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	26,250,000	26,250,000	26,250,000	21,505,474

The accompanying notes are an integral part of these financial statements.

<TOC>	September 30, 2009 Financial Statements

Green Star Alternative Energy Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Statements of Changes in Stockholders' Equity (Unaudited)
From March 2, 2001 (inception) through September 30, 2009

	Common Stock	Common Stock Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage		Total

On March 5, 2001,
6,250,000 shares issued for services	6,250,000	$6,250	$(5,000)	$		$1,250

On April 5, 2001,
6,250,000 shares issued for services	6,250,000	6,250	(5,000)			1,250

August to December 2001
3,750 shares issued for cash	3,750,000	3,750	3,750			7,500

Net loss, December 31, 2001					(2,066)	(2,066)

Balance, December 31, 2001	16,250,000	16,250	(6,250)		(2,066)	7,934

Net loss, December 31, 2002					(2,204)	(2,204)

Balance, December 31, 2002	16,250,000	16,250	(6,250)		(4,270)	5,730

Net loss, December 31, 2003					(11,024)	(11,024)

Balance, December 31, 2003	16,250,000	16,250	(6,250)		(15,294)	(5,294)

Net loss, December 31, 2004					(1,475)	(1,475)

Balance, December 31, 2004	16,250,000	16,250	(6,250)		(16,769)	(6,769)

Net income, December 31, 2005					9,781	9,781

Balance, December 31, 2005	16,250,000	16,250	(6,250)		(6,988)	3,012

Net income, December 31, 2006					1,808	1,808

Balance, December 31, 2006	16,250,000	16,250	(6,250)		(5,180)	4,820

Net income, December 31, 2007					(4,820)	(4,820)

Balance, December 31, 2007	16,250,000	16,250	(6,250)		(10,000)	-

May 9, 2008,
10,000,000 shares issued for cash	10,000,000	10,000	40,000			50,000

Net loss, December 31, 2008					(102,367)	(102,367)

Balance December 31, 2008	26,250,000	$26,250	$33,750		$(112,367)	$(52,367)

Net loss, September 30, 2009					(118,567)	(118,567)

Balance, September 30, 2009 (unaudited)	26,250,000	$26,250	$33,750		$(230,934)	$(170,934)

* All outstanding share amounts have been retroactively restated to reflect the Company's 5 to 1 stock split.

The accompanying notes are an integral part of these financial statements.

<TOC>	September 30, 2009 Financial Statements

GREEN STAR ALTERNATIVE ENERGY INC. (formerly R&R TRAVEL, INC.) (A DEVELOPMENT STAGE COMPANY) Statements of Cash Flows (unaudited)

	Nine Months Ended		From Inception March 2, 2001 to September 30, 2009

	September30, 2009	September 30, 2008

Operating Activities
Net income (Loss)	$(118,567)	$(78,621)	$(230,934)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expenses	1,614	-	1,760
Share issued for services
Changes in operating assets and liabilities:
Pre-paid accounting fees	(1,680)	-	(1,680)
Increase (decrease) in accounts payable	19,397	10,260	22,172
Increase (decrease) in accrued expenses	9,685	209	12,240

Net Cash Provided (used) by Operating Activities	(89,551)	(68,152)	(196,442)

Investing activities
Purchase Equipment	-	95,811	(95,837)

Net Cash Provided (used) by Investing Activities	-	(95,811)	(95,837)

Financing Activities
Increase in loan from related party	109,025	20,000	161,000
Increase in other loan payable	-	94,063	94,063
Cash received from issuance of stock	-	50,000	60,000

Net Cash Provided (used) by Financing Activities	109,025	164,063	315,063

Increase (decrease) in cash from continuing operations	19,474	100	22,784
Cash and cash equivalents at beginning of period	3,310	-	-

Cash and Cash Equivalents at End of Period	$22,784	$100	$22,784

Non-cash investing and financing activities:
Increase other receivable due to issue note	75,000		75,000

Supplemental cash flow disclosure:
Cash Paid for Interest	$-	$-	$-

Cash Paid for Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

<TOC>	September 30, 2009 Financial Statements

GREEN STAR ALTERNATIVE ENERGY INC. (formerly R&R TRAVEL, INC.) (A DEVELOPMENT STAGE COMPANY) Notes to Financial Statements (Unaudited) September 30, 2009

NOTE 1  ORGANIZATION AND DESCRIPTION OF BUSINESS

Green Star Alternative Energy, Inc. (the Company) (Formerly R&R Travel Inc.) was incorporated under the laws of the State of Nevada on March 2, 2001 and originally in the travel business, where the Company provided travel packages to financial services professionals in connection with seminars and other professional education events.

On June 6, 2008, the Company, by amendment to its articles of incorporation, changed its name to Green Star Alternative Energy, Inc. and changed its business operations to become a provider of clean restorative and profitable energy from wind, water and sunlight; whereas the world's current method of supplying the majority of its energy needs is with fossil fuels.

The Company has minimal operations at this time and is considered a development stage company.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of Presentation

The Company's financial statements are prepared using the accrual method of accounting and have been prepared in accordance with accounting principles generally accepted in the United State. The Company has elected a December 31, year-end.

b.  Basic and Diluted Earnings per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective March 2, 2001 (inception).

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

c.  Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

d.  Equipment

Equipment is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable property (Wind Sensor: 20 year, Computer: 3 year). Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions. Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized.

<TOC>	September 30, 2009 Financial Statements

GREEN STAR ALTERNATIVE ENERGY INC. (formerly R&R TRAVEL, INC.) (A DEVELOPMENT STAGE COMPANY) Notes to Financial Statements (Unaudited) September 30, 2009

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fully depreciated assets are retained in equipment and accumulated depreciation accounts until retirement or disposal. Upon retirement or disposal of an asset, the cost and related accumulated depreciation are removed, and any resulting gain or loss, net of proceeds, is credited or charged to operations.

e.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

f.  Income Taxes

Deferred income taxes are reported for timing differences between items of income and expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS 109, "ACCOUNTING FOR INCOME TAXES," which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss and credit carry-forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

g.  Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits. This cash is on deposit with a large federally insured bank. The Company has not experienced any losses in cash balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

h.  Recent Accounting Pronouncements

The Company does not expect any recent accounting pronouncements to have a material impact on its financial statements.

<TOC>	September 30, 2009 Financial Statements

GREEN STAR ALTERNATIVE ENERGY INC. (formerly R&R TRAVEL, INC.) (A DEVELOPMENT STAGE COMPANY) Notes to Financial Statements (Unaudited) September 30, 2009

NOTE 3.  GOING CONCERN

The accompanying financial statements are presented on a going concern basis. The Company operated as R&R Travel from inception (March 2, 2001) until June 6, 2008 when the Company voted to change it's name to Greenstar Alternative Energy Inc. and modified it's business plan to operate as a provider of clean energy. The deficit accumulated during the development stage as of September 30, 2009 is $230,934. Available cash at September, 2009 is $22,784. The future of this Company is dependent upon its ability to obtain financing and upon profitable operations from the development of its business opportunities.

NOTE 4.  EQUIPMENT

Equipment consists of the following:

	September 30, 2009	December 31, 2008

Wind Sensor	$ 94,088	$ 94,088
Computer	1,749	1,749

Total Fixed Assets	95,837	95,837

Less: Accumulated Depreciation	(1,760)	(146)

Net Fixed Assets	$ 94,077	$ 95,691

Depreciation expenses for the nine months ended September 30, 2009 and 2008 were $1,614 and zero, respectively.

NOTE 5  INCOME TAXES

The company has incurred operating losses of $230,934, which, if utilized, will begin to expire in 2021. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements and have been offset by a valuation allowance.

Details of deferred tax assets are as follows;

As of September 30, 2009

Deferred tax assets:
Net operating loss (from inception to September 30, 2009)	$ 230,934
Statutory tax rate(combined federal and state)	34%

Deferred tax assets	78,518
Valuation allowance	(78,518)

Net deferred tax assets	-0-

<TOC>	September 30, 2009 Financial Statements

GREEN STAR ALTERNATIVE ENERGY INC. (formerly R&R TRAVEL, INC.) (A DEVELOPMENT STAGE COMPANY) Notes to Financial Statements (Unaudited) September 30, 2009

NOTE 5  INCOME TAXES (Continued)

The potential future tax benefits of these losses have not been recognized in these financial statements due to the uncertainty of their utilization. When the future utilization of some portion of the carry-forwards is determined not to be "more likely than not" a valuation allowance is provided to reduce the recorded tax benefits from such assets.

NOTE 6  STOCKHOLDERS' EQUITY

On June 6, 2008, the Company voted, to amend its Articles of Incorporation to increase the total number of authorized shares of common stock at par value of $0.001 to 200,000,000 (two hundred million). Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights and are entitled to share rateably in dividends, if any. In the event of a liquidation, dissolution or winding up the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

All outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no pre emptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

In March, 2001, the Company issued 6,250,000 shares of its common stock to various officers and consultants for services ($1,250) rendered to the Company.

In April, 2001, the Company issued 6,250,000 shares of its common stock to various officers and consultants for services ($1,250) rendered to the Company.

In the fourth quarter of 2001, the Company issued an offering of 3,750,000 shares of its common stock to various shareholders in exchange for cash proceeds realized in the amount of $7,500.

On May 9, 2008, the Company issued 10,000,000 shares of common stock at a price of $0.005 per share to its new CFO/Director for a total cash consideration of $50,000.

The stockholders' equity section of the Company contains the following class of capital stock as of September 30, 2009:

  Common stock, $ 0.001 par value: 200,000,000 authorized 26,250,000 shares issued and outstanding

On June 6, 2008, the Company voted, via amendment to their Articles of Incorporation, to approve a forward share split of the Corporation's outstanding and issued shares of common stock of five (5) shares for each one (1) issued by the Corporation. All share amounts have been retroactively adjusted for all periods presented.

<TOC>	September 30, 2009 Financial Statements

GREEN STAR ALTERNATIVE ENERGY INC. (formerly R&R TRAVEL, INC.) (A DEVELOPMENT STAGE COMPANY) Notes to Financial Statements (Unaudited) September 30, 2009

NOTE 7  LOANS PAYABLE

The Company issued a secured Promissory Note to Seal Commercial S.A. dated September 25, 2008 (the "Note") in connection with the purchase of Wind Sensors which act as "collateral" for the said loan. The loan is for $94,063 and the terms and conditions of such Note allow for prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is September 25, 2010. The total accrued interest as of September 30, 2009 is $6,675.

NOTE 8  LOANS FROM RELATED PARTY

The Company issued an unsecured Promissory Note dated August 30, 2008 (the "Note") to Jesse de Castro, a director of the Company, in connection with a $20,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is August 30, 2010. On December 15, 2008, the Company repaid $13,025. The total accrued interest as of September 30, 2009 is $801.

The Company issued an unsecured Promissory Note dated November 10, 2008 (the "Note") to Jesse de Castro, a director of the Company, in connection with a $15,000 working capital loan to the Corporation. The terms and conditions of such note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 10, 2010. The total accrued interest as of September 30, 2009 is $933.

The Company issued an unsecured Promissory Note dated November 25, 2008 (the "Note") to Jesse de Castro, a director of the Company, in connection with a $30,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 25, 2010. The total accrued interest as of September 30, 2009 is $1,788.

The Company issued an unsecured Promissory Note dated February 12, 2009 (the "Note") to Jesse de Castro, a director of the Company, in connection with an $8,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is February 12, 2010. The total accrued interest as of September 30, 2009 is $353.

The Company issued an unsecured Promissory note dated February 17, 2009 (the "Note") to Jesse de Castro, a director of the Company, in connection with a $5,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is February 17, 2010. The total accrued interest as of September 30, 2009 is $214.

The Company issued an unsecured Promissory Note dated March 6, 2009 (the "Note") to Jesse de Castro, a director of the Company, in connection with a $25,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is March 6, 2010. The total accrued interest as of September 30, 2009 is $997.

<TOC>	September 30, 2009 Financial Statements

GREEN STAR ALTERNATIVE ENERGY INC. (formerly R&R TRAVEL, INC.) (A DEVELOPMENT STAGE COMPANY) Notes to Financial Statements (Unaudited) September 30, 2009

NOTE 8  LOAN FROM RELATED PARTY (Continued)

The Company issued an unsecured Promissory Note dated May 15, 2009 (the "Note") to Jesse de Castro, a director of the Company, in connection with a $20,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is May 15, 2010. The total accrued interest as of September 30, 2009 is $413.

The Company issued an unsecured Promissory Note dated September 25, 2009 (the "Note") to Jesse de Castro, a director of the Company in connection with a $43,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is September 25, 2010. The total accrued interest as of September 30, 2009 is $49.

The Company issued an unsecured Promissory Note dated September 30, 2009 (the "Note") to Jesse de Castro, a director of the Company in connection with a $75,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is September 30, 2010. The total accrued interest as of September 30, 2009 is $14. The Company received this amounts on October 1, 2009. Therefore the Company recorded this amount as other receivable as of September 30. 2009.

In addition to the Notes, Jesse de Castro, a director of the company, advanced the company funds in the amount of $8,000 as of September 30, 2009. The balance is unsecured and interest free with no specified terms of repayment. These amounts are paid to Jesse de Castro on October 30, 2009.

NOTE 9  RELATED PARTY TRANSACTIONS

On September 1, 2009, the Board of Directors approved a salary increase to Jesse de Castro, a director of the Company, from $3,500 to $4,000 per month. This will be paid to De Castro Investments Inc. a corporation owned and managed by Mr. Jesse de Castro commencing September 1, 2009. This is to acknowledge the valuable contributions made by Mr. De Castro to the Company. As of September 30, 2009, there is unpaid salary amounting to $11,000 and total officer salary is $32,000 for nine months ended September 30, 2009.

On September 9, 2009 Mr. Jesse de Castro extended a short term interest -free loan of $5,000 to the Company to pay for professional fees.

On September 25, 2009 Mr. Jesse de Castro extended a short term interest-free loan of $3,000 to the Company to pay for professional fees.

<TOC>	September 30, 2009 Financial Statements June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc. (Formerly R&R Travel, Inc.) (A Development Stage Company) Balance Sheets

	As of June 30, 2009	As of December 31, 2008

	(Restated) (Unaudited)	(Audited)

ASSETS

Current Assets
Cash	$307	$3,310

Total Current Assets	307	3,310

Equipment, net	95,399	95,691

Total Assets	$95,706	$99,001

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accrued Expenses	8,579	2,555
Accounts payable	12,960	2,775
Loan from related party	109,975	51,975
Other loan payable	94,063	94,063

Total Liabilities	225,577	151,368

Stockholders' Equity
Common Stock, (Authorized, 200,000,000 shares, Par value: $0.001, 26,250,000 shares and 16,250,000 shares Issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	$26,250	$26,250
Additional Paid-in Capital	33,750	33,750
Deficit accumulated during the development stage	(189,871)	(112,367)

Total Stockholders' Equity	(129,871)	(52,367)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$95,706	$99,001

The accompanying notes are an integral part of these financial statements.

<TOC>	June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc. (Formerly R&R Travel, Inc.) (A Development Stage Company) Statements of Operations (Unaudited)

	Three Months Ending		Six Months Ending		From Inception of the Development Stage January 1, 2007 Through June 30, 2009

	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

	(Restated)		(Restated)		(Restated)

REVENUES
Revenues	$-	$-	$-	$-	$68,029

Total Revenues	-	-	-	-	68,029

OPERATING EXPENSE
Administrative Expense	37,371	-	71,481	22,065	249,322

Total Operating Expenses	37,371	-	71,481	22,065	249,322

OTHER INCOME (LOSS)
Interest Expense	(3,270)	-	(6,023)	-	(8,578)

Total other income (loss)	(3,270)	-	(6,023)	-	(8,578)

Net (Loss)	$(40,641)	$-	$(77,504)	$(22,065)	$(189,871)

Basic earnings per share	$(0.00)	$-	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	26,250,000	22,074,176	26,250,000	19,178,177

The accompanying notes are an integral part of these financial statements.

<TOC>	June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Statements of Changes in Stockholders' Equity (unaudited)
From March 2, 2001 (Inception) through June 30, 2009

	Common Stock	Common Stock Amount	Additional Paid-in Capital		Deficit Accumulated During the Development Stage	Total

On March 5, 2001, 6,250,000 shares issued for services	6,250,000	$6,250	$(5,000)		$-	$1,250

On April 5, 2001, 6,250,000 shares issued for services	6,250,000	$6,250	$(5,000)		$-	$1,250

August to December 2001 3,750 shares issued for cash	3,750,000	$3,750	$3,750	$		$7,500

Net loss, December 31, 2001					(2,066)	(2,066)

Balance, December 31, 2001	16,250,000	$16,250	$(6,250)		$(2,066)	$7,934

Net loss, December 31, 2002					(2,204)	(2,204)

Balance, December 31, 2002	16,250,000	$16,250	$(6,250)		$(4,270)	$5,730

Net loss, December 31, 2003					(11,024)	(11,024)

Balance, December 31, 2003	16,250,000	$16,250	$(6,250)		$(15,294)	$(5,294)

Net loss, December 31, 2004					(1,475)	(1,475)

Balance, December 31, 2004	16,250,000	$16,250	$(6,250)		$(16,769)	$(6,769)

Net income, December 31, 2005					9,781	9,781

Balance, December 31, 2005	16,250,000	$16,250	$(6,250)		$(6,988)	$3,012

Net income, December 31, 2006					1,808	1,808

Balance, December 31, 2006	16,250,000	$16,250	$(6,250)		$(5,180)	$4,820

Net income, December 31, 2007					(4,820)	(4,820)

Balance, December 31, 2007	16,250,000	$16,250	$(6,250)		$(10,000)	$-

May 9, 2008 10,000,000 shares issued for cash	10,000,000	$10,000	$40,000	$		$50,000

Net loss, December 31, 2008					(102,367)	(102,367)

Balance, December 31, 2008	26,250,000	$26,250	$33,750		$(112,367)	$(52,367)

Net loss, June 30, 2009					(77,504)	(77,504)

Balance, June 30, 2009 (Restated)	26,250,000	$26,250	$33,750		$(189,871)	$(129,871)

* All outstanding share amounts have been retroactively restated to reflect the Company's 5 to 1 stock split.
The accompanying notes are an integral part of these financial statements.

<TOC>	June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc. (Formerly R&R Travel, Inc.) (A Development Stage Company) Statements of Cash Flows (unaudited)

	Six Months Ended		From Inception of the Development stage January 1, 2007- June 30, 2009

	June 30, 2009	June 30, 2008

Operating Activities
Net income(Loss)	$(77,504)	$(22,065)	$(189,871)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expenses	$292	$-	$438
Shares issued for services	$-	$-	$2,500
Changes in Operating Assets and Liabilities
Increase (decrease) in accounts payable	$10,185	$-	$12,960
Increase (decrease) in accrued expenses	$6,024	$-	$8,579

Net Cash Provided (used) by Operating Activities	$(61,003)	$(22,065)	$(165,394)

Investing Activities
Purchase Equipment	$-	$-	$(95,837)

Net Cash Provided(used) by Investing Activities	$-	$-	$(95,837)

Financing Activities
Increase in loan from related party	$58,000	$-	$109,975
Increase in other loan payable	$-	$-	$94,063
Cash received from issuance of stock	$-	$50,000	$57,500

Net Cash Provided(used) by Financing Activities	$58,000	$50,000	$261,538

Increase (decrease) in cash from continuing operations	$(3,003)	$27,935	$307
Cash and cash equivalents at beginning of period	$3,310	$-	$-

Cash and Cash Equivalents at End of Period	$307	$27,935	$307

Cash Paid for Interest	$-	$-	$-

Cash Paid for Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements

<TOC>	June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
June 30, 2009

NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Green Star Alternative Energy, Inc. (the Company) (Formerly R&R Travel Inc.) was incorporated under the laws of the State of Nevada on March 2, 2001 and originally in the travel business, where the Company provided travel packages to financial services professionals in connection with seminars and other professional education events.

On June 6, 2008, the Company, by amendment to its articles of incorporation, changed its name to Green Star Alternative Energy, Inc. and changed it business operations to become a provider of clean restorative and profitable energy from wind, water and sunlight; whereas the world's current method of supplying the majority of its energy needs is with fossil fuels.

The Company has minimal operations at this time and is considered a development stage company.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of Presentation

The Company's financial statements are prepared using the accrual method of accounting and have been prepared in accordance with accounting principles generally accepted in the United State. The Company has elected a December 31, year-end.

b.  Basic and Diluted Earnings per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective March 2, 2001 (inception).

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

c.  Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

d.  Equipment

Equipment is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable property (Wind Sensor: 20 year, Computer: 3 year). Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions. Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Fully depreciated assets are retained in equipment and accumulated depreciation accounts until retirement or disposal. Upon retirement or disposal of an asset, the cost and related accumulated depreciation are removed, and any resulting gain or loss, net of proceeds, is credited or charged to operations.

<TOC>	June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
June 30, 2009

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

e.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

f.  Income Taxes

Deferred income taxes are reported for timing differences between items of income and expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS 109, "ACCOUNTING FOR INCOME TAXES," which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss and credit carry-forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

g.  Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits. This cash is on deposit with a large federally insured bank. The Company has not experienced any losses in cash balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

h.  Recent Accounting Pronouncements

The Company does not expect any recent accounting pronouncements to have a material impact on its financial statements.

NOTE 3.  GOING CONCERN

The accompanying financial statements are presented on a going concern basis. The Company operated as R&R Travel from inception (March 2, 2001) until June 6, 2008 when the Company voted to change it's name to Green Star Alternative Energy Inc. and modified it's business plan to operate as a provider of clean energy. The deficit accumulated during the development stage as of June 30, 2009 is $189,871. Available cash at June 30, 2009 is $307. The future of this Company is dependent upon its ability to obtain financing and upon profitable operations from the development of its business opportunities.

<TOC>	June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
June 30, 2009

NOTE 4.  EQUIPMENT

Equipment consists of the following:

	June 30, 2009	December 31, 2008

Wind Sensor	$94,088	$94,088
Computer	1,749	1,749

Total Fixed Assets	95,837	95,837

Less: Accumulated Depreciation	(438)	(146)

Net Fixed Assets	$95,399	$95,691

Depreciation expenses for the quarter ended June 30, 2009 were $146. The Company does not start depreciation for Wind Sensor because Wind Sensor is not used for the purpose. When Wind Sensor is using the purpose, the Company will depreciate it.

NOTE 5.  INCOME TAXES

The company has incurred operating losses of $149,229, which, if utilized, will begin to expire in 2027. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements and have been offset by a valuation allowance.

Details of deferred tax assets are as follows;

As of June 30, 2009

Deferred tax assets:
Net operating loss (from inception to June 30, 2009)	$189,871
Statutory tax rate(combined federal and state)	34%

Deferred tax assets	$64,556
Valuation allowance	$(64,556)

Net deferred tax assets	$-0-

The potential future tax benefits of these losses have not been recognized in these financial statements due to the uncertainty of their utilization. When the future utilization of some portion of the carry-forwards is determined not to be "more likely than not" a valuation allowance is provided to reduce the recorded tax benefits from such assets.

<TOC>	June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
June 30, 2009

NOTE 6.  STOCKHOLDERS' EQUITY

On June 6, 2008, the Company voted, to amend its Articles of Incorporation to increase the total number of authorized shares of common stock at par value of $0.001 to 200,000,000 (two hundred million). Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights and are entitled to share rateably in dividends, if any. In the event of a liquidation, dissolution or winding up the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

All outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no pre emptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

In March, 2001, the Company issued 6,250,000 shares of common stock to various officers and consultants for services ($1,250) rendered to the Company.

In April, 2001, the Company issued 6,250,000 shares of common stock to various officers and consultants for services ($1,250) rendered to the Company.

In the fourth quarter of 2001, the Company issued an offering of 3,750,000 shares of common stock to various shareholders in exchange for cash proceeds realized in the amount of $7,500.

On May 9, 2008, the Company issued 10,000,000 shares of common stock at a price of $0.005 per share to its new CFO/Director for a total cash consideration of $50,000.

The stockholders' equity section of the Company contains the following class of capital stock as of June 30, 2009:

     •      Common stock, $ 0.001 par value: 200,000,000 authorized 26,250,000 shares issued and outstanding

On June 6, 2008, the Company voted, via amendment to their Articles of Incorporation, to approve a forward share split of the Corporation's outstanding and issued shares of common stock of five (5) shares for each one (1) issued by the Corporation. All share amounts have been retroactively adjusted for all periods presented.

NOTE 7.  LOANS PAYABLE

The Company issued an unsecured Promissory Note dated August 30, 2008 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $20,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is August 30, 2009. On December 15, 2008, the Company repaid $13,025.The total accrued interest as of June 30, 2009 is $679.

The Company issued a secured Promissory Note to Seal Commercial S.A. dated September 25, 2008 (the "Note") in connection with the purchase of Wind Sensors which act as "collateral" for the said loan. The loan is for $94,087 and the terms and conditions of such Note allow for prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is September 25, 2009. The total accrued interest as of June 30, 2008 is $5,015.

<TOC>	June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
June 30, 2009

NOTE 7.  LOANS PAYABLE (Continued)

The Company issued an unsecured Promissory Note dated November 10, 2008 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $15,000 working capital loan to the Corporation. The terms and conditions of such note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 10, 2009. The total accrued interest as of June 30, 2008 is $669.

The Company issued an unsecured Promissory Note dated November 25, 2008 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $30,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 25, 2009.The total accrued interest as of June 30, 2009 is $1,259.

The Company issued an unsecured Promissory Note dated February 12, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with an $8,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is February 12, 2010. The total accrued interest as of June 30, 2009 is $212.

The Company issued an unsecured Promissory note dated February 17, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $5,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is February 17, 2010. The total accrued interest as of June 30, 2009 is $127.

The Company issued an unsecured Promissory Note dated March 6, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $25,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is March 6, 2010. The total accrued interest as of June 30, 2009 is $556.

The Company issued a n unsecured Promissory Note dated May 15, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $20,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is May 15, 2010. The total accrued interest as of June 30, 2009 is $61.

The Company has an account payable of $12,960 as of June 30, 2009

<TOC>	June 30, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
June 30, 2009

NOTE 10.  RESTATEMENT

The accompanying audited financial statements as of June 30, 2009 have been restated.

The following is a summary of the significant effects of the restatement on the Balance Sheet:

	Original	Adjusted	Restated
Equipment	0	95,399	95,399
Total assets	307	95,399	95,706

Total liabilities	225,577	0	225,557
Total shareholders equity	(225,270)	95,399	(129,871)
Total liabilities and shareholders' equity	307	95, 399	95,706

The following is a summary of the significant effects of the restatement on the Statement of Operation for the six months:

	Original	Adjusted	Restated
Administration expenses	71,189	292	71,481
Net loss	77,212	292	77,504

Accumulated net loss	285,020	89,969	189,871

The following is a summary of the significant effects of the restatement on the Statement of Operation for the three months:

	Original	Adjusted	Restated
Administration expenses	37,225	146	37,371
Net loss	40,495	146	40,641

The adjustment entries are the following:

Debit	Credit	Amounts
Equipment		95,691
	Accumulated deficit		95,691

Depreciation		292
	Accumulated depreciation		292

The Company purchased Wind Sensor and computer and recorded as expenses. The Company restated expenses to asset and calculated related depreciation.

<TOC>	June 30, 2009 Financial Statements March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc. (Formerly R&R Travel, Inc.) (A Development Stage Company) Balance Sheets

	As of March 31, 2009	As of December 31, 2008

	(Restated) (Unaudited)	(Audited)

ASSETS

Current Assets
Cash	$11,786	$3,310

Total Current Assets	11,786	3,310

Equipment, net	95,445	95,691

Total Assets	107,231	99,001

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accrued Expenses	5,309	2,555
Accounts payable	7,213	2,775
Loan from related party	89,975	51,975
Other loan payable	94,063	94,063

Total Liabilities	196,560	151,368

Stockholders' Equity
Common Stock, (Authorized, 200,000,000 shares, Par value: $0.001, 26,250,000 shares and 26,250,000 shares Issued and outstanding as of March 31, 2009 and December 31, 2008	$26,250	$26,250
Additional Paid-in Capital	33,750	33,750
Deficit accumulated during the development stage	(149,229)	(112,367)

Total Stockholders' Equity	(89,229)	(52,367)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$107,331	$99,001

The accompanying notes are an integral part of these financial statements.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2009and 2008
and for the Period from March 2, 2001 (inception) through March 31, 2009

	Three Months Ended March 31,		From March 2, 2001 (Inception) Through March 31, 2009

	2009	2008

	(Restated)		(Restated)

Revenues
Revenues	$-	$-	$68,029

Total Revenues	$-	$-	$68,029

Operating Expense
Administrative Expense	$34,109	$-	$211,950

Total Operating Expenses	$34,109	$-	$211,950

Other Income (Loss)
Interest Expenses	$(2,753)	$-	$(5,308)

Total Other Income (Loss)	$(2,753)	$-	$(5,308)

Net (Loss)	$(36,862)	$-	$(149,229)

Basic earnings per share	$(0.01)	$0.00

Weighted average number of common shares outstanding	26,250,000	16,250,000

The accompanying notes are an integral part of these financial statements.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Statements of Changes in Stockholders' Equity (unaudited)
From March 2, 2001 (Inception) through March 31, 2009

	Common Stock	Common Stock Amount	Additional Paid-in Capital		Deficit Accumulated During the Development Stage	Total

On March 5, 2001, 6,250,000 shares issued for services	6,250,000	$6,250	$(5,000)		$-	$1,250

On April 5, 2001, 6,250,000 shares issued for services	6,250,000	$6,250	$(5,000)		$-	$1,250

August to December 2001 3,750 shares issued for cash	3,750,000	$3,750	$3,750	$		$7,500

Net loss, December 31, 2001					(2,066)	(2,066)

Balance, December 31, 2001	16,250,000	$16,250	$(6,250)		$(2,066)	$7,934

Net loss, December 31, 2002					(2,204)	(2,204)

Balance, December 31, 2002	16,250,000	$16,250	$(6,250)		$(4,270)	$5,730

Net loss, December 31, 2003					(11,024)	(11,024)

Balance, December 31, 2003	16,250,000	$16,250	$(6,250)		$(15,294)	$(5,294)

Net loss, December 31, 2004					(1,475)	(1,475)

Balance, December 31, 2004	16,250,000	$16,250	$(6,250)		$(16,769)	$(6,769)

Net income, December 31, 2005					9,781	9,781

Balance, December 31, 2005	16,250,000	$16,250	$(6,250)		$(6,988)	$3,012

Net income, December 31, 2006					1,808	1,808

Balance, December 31, 2006	16,250,000	$16,250	$(6,250)		$(5,180)	$4,820

Net income, December 31, 2007					(4,820)	(4,820)

Balance, December 31, 2007	16,250,000	$16,250	$(6,250)		$(10,000)	$-

May 9, 2008 10,000,000 shares issued for cash	10,000,000	$10,000	$40,000	$		$50,000

Net loss, December 31, 2008					(102,367)	(102,367)

Balance, December 31, 2008	26,250,000	$26,250	$33,750		$(112,367)	$(52,367)

Net loss, March 31, 2009					(36,862)	(36,862)

Balance, March 31, 2009 (Restated)	26,250,000	$26,250	$33,750		$(149,229)	$(89,229)

* All outstanding share amounts have been retroactively restated to reflect the Company's 5 to 1 stock split.
The accompanying notes are an integral part of these financial statements.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Statements of Cash Flows (unaudited)
For the Three Months Ended March 31, 2009and 2008
and for the Period from March 2, 2001 (inception) through March 31, 2009

	Three Months Ended March 31,		From March 2, 2001 (Inception) Through March 31, 2009

	2009	2008

	(Restated)		(Restated)

Operating Activities
Net income (Loss)	$(36,862)	$-	$(149,229)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	146		292
Shares issued for services			2,500
Less: Net income (loss) from discountinued operations
Decrease in accounts receivable
Increase in accounts payable	4,438	-	7,213
Increase in accrued liabilities	2,754	-	5,309

Net Cash Provided (used) by Operating Activities	(29,524)	-	(133,915)

Investing Activities
Purchase Equipment	-	-	(95,837)

Net cash Provided (used) by Investing Activities	-	-	(95,837)

Financing Activities
Increase in loan from related party	38,000	-	89,975
Increase in other loan payable	-	-	94,063
Cash received from issuance of stock	-	-	57,500

Net Cash Provided (used) by Financing Activities	38,000	-	241,538

Increase(decrease) in cash from continuing operations	8,476	-	11,786
Cash and cash equivalents at beginning of period	3,310	-	-

Cash and Cash Equivalents at End of Period	$11,786	$-	$11,786

Cash Paid for Interest	$-	$-	$-

Cash Paid for Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
March 31, 2009

NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Green Star Alternative Energy, Inc. (the Company) (Formerly R&R Travel Inc.) was incorporated under the laws of the State of Nevada on March 2, 2001 and originally in the travel business, where the Company provided travel packages to financial services professionals in connection with seminars and other professional education events.

On June 6, 2008, the Company, by amendment to its articles of incorporation, changed its name to Green Star Alternative Energy, Inc. and changed it business operations to become a provider of clean restorative and profitable energy from wind, water and sunlight; whereas the world's current method of supplying the majority of its energy needs is with fossil fuels.

The Company has minimal operations at this time and is considered a development stage company.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of Presentation

The Company's financial statements are prepared using the accrual method of accounting and have been prepared in accordance with accounting principles generally accepted in the United State. The Company has elected a December 31, year-end.

b.  Basic and Diluted Earnings per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective March 2, 2001 (inception).

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

c.  Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

d.  Equipment

Equipment is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable property (Wind Sensor: 20 year, Computer: 3 year). Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions. Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Fully depreciated assets are retained in equipment and accumulated depreciation accounts until retirement or disposal. Upon retirement or disposal of an asset, the cost and related accumulated depreciation are removed, and any resulting gain or loss, net of proceeds, is credited or charged to operations.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
March 31, 2009

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

e.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

f.  Income Taxes

Deferred income taxes are reported for timing differences between items of income and expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS 109, "ACCOUNTING FOR INCOME TAXES," which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss and credit carry-forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

g.  Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits. This cash is on deposit with a large federally insured bank. The Company has not experienced any losses in cash balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

h.  Recent Accounting Pronouncements

The Company does not expect any recent accounting pronouncements to have a material impact on its financial statements.

NOTE 3.  GOING CONCERN

The accompanying financial statements are presented on a going concern basis. The Company operated as R&R Travel from inception (March 2, 2001) until June 6, 2008 when the Company voted to change it's name to Green Star Alternative Energy Inc. and modified it's business plan to operate as a provider of clean energy. The deficit accumulated during the development stage as of March 31, 2009 is $149,229. Available cash at March 31, 2009 is $11,786. The future of this Company is dependent upon its ability to obtain financing and upon profitable operations from the development of its business opportunities.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
March 31, 2009

NOTE 4.  EQUIPMENT

Equipment consists of the following:

	March 31, 2009	December 31, 2008

Wind Sensor	$94,088	$94,088
Computer	1,749	1,749

Total Fixed Assets	95,837	95,837

Less: Accumulated Depreciation	(292)	(146)

Net Fixed Assets	$95,445	$95,691

Depreciation expenses for the period ended March 31, 2009 were $146. The Company does not start depreciation for Wind Sensor because Wind Sensor is not used for the purpose. When Wind Sensor is using the purpose, the Company will depreciate it.

NOTE 5.  INCOME TAXES

The company has incurred operating losses of $149,229, which, if utilized, will begin to expire in 2027. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements and have been offset by a valuation allowance.

Details of deferred tax assets are as follows;

As of June 30, 2009

Deferred tax assets:
Net operating loss (from inception to March 31, 2009)	$149,229
Statutory tax rate(combined federal and state)	34%

Deferred tax assets	$50,738
Valuation allowance	$(50,738)

Net deferred tax assets	$-0-

The potential future tax benefits of these losses have not been recognized in these financial statements due to the uncertainty of their utilization. When the future utilization of some portion of the carry-forwards is determined not to be "more likely than not" a valuation allowance is provided to reduce the recorded tax benefits from such assets.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
March 31, 2009

NOTE 6.  STOCKHOLDERS' EQUITY

On June 6, 2008, the Company voted, to amend its Articles of Incorporation to increase the total number of authorized shares of common stock at par value of $0.001 to 200,000,000 (two hundred million). Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights and are entitled to share rateably in dividends, if any. In the event of a liquidation, dissolution or winding up the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

All outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no pre emptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

In March, 2001, the Company issued 6,250,000 shares of common stock to various officers and consultants for services ($1,250) rendered to the Company.

In April, 2001, the Company issued 6,250,000 shares of common stock to various officers and consultants for services ($1,250) rendered to the Company.

In the fourth quarter of 2001, the Company issued an offering of 3,750,000 shares of common stock to various shareholders in exchange for cash proceeds realized in the amount of $7,500.

On May 9, 2008, the Company issued 10,000,000 shares of common stock at a price of $0.005 per share to its new CFO/Director for a total cash consideration of $50,000.

The stockholders' equity section of the Company contains the following class of capital stock as of March 31, 2009:

     •      Common stock, $ 0.001 par value: 200,000,000 authorized 26,250,000 shares issued and outstanding

On June 6, 2008, the Company voted, via amendment to their Articles of Incorporation, to approve a forward share split of the Corporation's outstanding and issued shares of common stock of five (5) shares for each one (1) issued by the Corporation. All share amounts have been retroactively adjusted for all periods presented.

NOTE 7.  LOANS PAYABLE

The Company issued an unsecured Promissory Note dated August 30, 2008 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $20,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is August 30, 2009. On December 15, 2008, the Company repaid $13,025.The total accrued interest as of March 31, 2009 is $558.

The Company issued a secured Promissory Note to Seal Commercial S.A. dated September 25, 2008 (the "Note") in connection with the purchase of Wind Sensors which act as "collateral" for the said loan. The loan is for $94,087 and the terms and conditions of such Note allow for prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is September 25, 2009. The total accrued interest as of March 31, 2008 is $3,373.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
March 31, 2009

NOTE 7.  LOANS PAYABLE (Continued)

The Company issued an unsecured Promissory Note dated November 10, 2008 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $15,000 working capital loan to the Corporation. The terms and conditions of such note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 10, 2009. The total accrued interest as of March 31, 2008 is $408.

The Company issued an unsecured Promissory Note dated November 25, 2008 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $30,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 25, 2009.The total accrued interest as of March 31, 2009 is $736.

The Company issued an unsecured Promissory Note dated February 12, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with an $8,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is February 12, 2010. The total accrued interest as of March 31, 2009 is $73.

The Company issued an unsecured Promissory note dated February 17, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $5,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is February 17, 2010. The total accrued interest as of March 31, 2009 is $41.

The Company issued an unsecured Promissory Note dated March 6, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $25,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is March 6, 2010. The total accrued interest as of March 31, 2009 is $120.

The Company has an account payable of $7,213 as of March 31, 2009.

NOTE 8.  RELATED PARTY TRANSACTIONS

The Company currently maintains an office at 1660 Hotel Circle North, Suite 207, San Diego, California 92108 under an oral agreement and at no cost, with our corporate counsel. Our telephone number is 866-955-4723. We do not own or maintain any other offices or real estate.

On April 1, 2008, the Company entered into an employment agreement with Jesse M. De Castro. Under the terms of the agreement, the Company agreed to pay Mr. De Castro a monthly salary of $2,000 per month for the months of April through August 2008 and the sum of $3,500 per month for each month thereafter. The agreement may be terminated, by either party for "cause" and in the event of termination Mr. De Castro is entitled to severance pay equal to 90 days of salary.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
March 31, 2009

NOTE 9.  JOINT VENTURE AGREEMENT

On December 12, 2008, the Company entered into a joint venture agreement with two companies domiciled in the Republic of Serbia, namely NOTOS and SIRIUS REGULUS (the parties). The Company and the parties seek to form a joint venture for the planned operation of a wind energy project at the BELO BLATO wind farm in the Republic of Serbia. They also intend to form an entity domiciled in the NETHERLANDS and in so doing, all of the assets, liabilities and business operations conducted in accordance with this Agreement will be transferred to and acquired by this company and each of the parties will acquire an equity interest. GSAE will own 51% of the voting stock and NOTOS and SIRIUS REGULUS will own 49% of the voting stock jointly. GSAE, NOTOS and SIRIUS REGULUS will be the sole stockholders in this company.

At March 31, 2009, there has been no further action regarding this proposal.

NOTE 10.  RESTATEMENT

The accompanying audited financial statements as of March 31, 2009 have been restated.

The following is a summary of the significant effects of the restatement on the Balance Sheet:

	Original	Adjusted	Restated
Equipment	0	95,445	95,445
Total assets	11,786	95,445	107,231

Total liabilities	196,560	0	196,560
Total shareholders equity	(184,774)	95,445	(89,229)
Total liabilities and shareholders' equity	11,786	95,445	107,331

The following is a summary of the significant effects of the restatement on the Statement of Operation for the three months:

	Original	Adjusted	Restated
Administration expenses	33,963	146	34,109
Net loss	36,716	146	36,862

Accumulated net loss	244,524	95,445	149,229

The adjustment entries are the following:

Debit	Credit	Amounts
Equipment		95,691
	Accumulated deficit		95,691

Depreciation		146
	Accumulated depreciation		146

The Company purchased Wind Sensor and computer and recorded as expenses. The Company restated expenses to asset and calculated related depreciation.

<TOC>	March 31, 2009 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
March 31, 2009

NOTE 11.  SUBSEQUENT EVENTS

The Company issued an unsecured Promissory Note dated May 15, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $20,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is May 15, 2010. The total accrued interest as of June 30, 2009 is $61.

<TOC>	March 31, 2009 Financial Statements December 31, 2008 Financial Statements

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO South. PLAZA B t SAN DIEGO t CALIFORNIA 92108 t
t TELEPHONE (858) 722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Green Star Alternative Energy, Inc.
(Formerly R&R Travel Inc.)
(A Development Stage Company)

We have audited the accompanying balance sheets of Green Star Alternative Energy, Inc. (A Development Stage "Company") as of December 31, 2008 and 2007 and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended, and for the period from March 2, 2001 (inception) to December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Star Alternative Energy, Inc. as of December 31, 2008 and 2007, and the result of its operations and its cash flows for the years then ended and for the period from March 2, 2001 (inception) to December 31, 2008 in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. Because of the Company's current status and limited operations there is substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chang G. Park
____________________________
Chang G. Park, CPA

September 30, 2009
San Diego, CA. 92108

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

<TOC>	March 31, 2009 Financial Statements December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc. (Formerly R&R Travel, Inc.) (A Development Stage Company) Balance Sheets As of December 31, 2008 and 2007

	2008	2007

	(Restated)

ASSETS

Current Assets
Cash	$3,310	$-

Total Current Assets	3,310	-

Equipment, net	95,691	-

Total Assets	99,001	-

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accrued Expenses	2,555	-
Accounts payable	2,775	-
Loan from related party	51,975	-
Other loan payable	94,063	-

Total Liabilities	151,368	-

Stockholders' Equity
Common Stock, (Authorized, 200,000,000 shares Par value: $0.001, 26,250,000 shares and 16,250,000 shares issued and outstanding as of December 31, 2008 and 2007, respectively	$26,250	$16,250
Additional Paid-in Capital	33,750	(6,250)
Deficit accumulated during the development stage	(112,367)	(10,000)

Total Stockholders' Equity	(52,367)	0

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$99,001	$-

The accompanying notes are an integral part of these financial statements.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Statements of Operations
For the Years Ended December 31, 2008and 2007
and for the Period from March 2, 2001 (inception) through December 31, 2008

	Year Ending December 31,		From Inception of the Development Stage January 1, 2007 Through December 31, 2008

	2008	2007

	(Restated)		(Restated)

Revenues
Revenues	$-	$-	$68,029

Total Revenues	$-	$-	$68,029

Operating Expense
Administrative Expense	$99,812	$4,820	$177,841

Total Operating Expenses	$99,812	$4,820	$177,841

Other Income (Loss)
Interest Expenses	$(2,555)	$-	$(2,555)

Total Other Income (Loss)	$(2,555)	$-	$(2,555)

Net (Loss)	$(102,367)	$(4,820)	$(112,367)

Basic earnings per share	$(0.01)	$(0.00)

Weighted average number of common shares outstanding	22,725,410	16,250,000

The accompanying notes are an integral part of these financial statements.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Statements of Changes in Stockholders' Equity (unaudited)
From March 2, 2001 (Inception) through December 31, 2008

	Common Stock	Common Stock Amount	Additional Paid-in Capital		Deficit Accumulated During the Development Stage	Total

On March 5, 2001, 6,250,000 shares issued for services	6,250,000	$6,250	$(5,000)		$-	$1,250

On April 5, 2001, 6,250,000 shares issued for services	6,250,000	$6,250	$(5,000)		$-	$1,250

August to December 2001 3,750 shares issued for cash	3,750,000	$3,750	$3,750		$-	$7,500

Net loss, December 31, 2001					(2,066)	(2,066)

Balance, December 31, 2001	16,250,000	$16,250	$(6,250)		$(2,066)	$7,934

Net loss, December 31, 2002					(2,204)	(2,204)

Balance, December 31, 2002	16,250,000	$16,250	$(6,250)		$(4,270)	$5,730

Net loss, December 31, 2003					(11,024)	(11,024)

Balance, December 31, 2003	16,250,000	$16,250	$(6,250)		$(15,294)	$(5,294)

Net loss, December 31, 2004					(1,475)	(1,475)

Balance, December 31, 2004	16,250,000	$16,250	$(6,250)		$(16,769)	$(6,769)

Net income, December 31, 2005					9,781	9,781

Balance, December 31, 2005	16,250,000	$16,250	$(6,250)		$(6,988)	$3,012

Net income, December 31, 2006					1,808	1,808

Balance, December 31, 2006	16,250,000	$16,250	$(6,250)		$(5,180)	$4,820

Net income, December 31, 2007					(4,820)	(4,820)

Balance, December 31, 2007	16,250,000	$16,250	$(6,250)		$(10,000)	$-

May 9, 2008 10,000,000 shares issued for cash	10,000,000	$10,000	$40,000	$		$50,000

Net loss, December 31, 2008					(102,367)	(102,367)

Balance, December 31, 2008 (restated)	26,250,000	$26,250	$33,750		$(112,367)	$(52,367)

* All outstanding share amounts have been retroactively restated to reflect the Company's 5 to 1 stock split.
The accompanying notes are an integral part of these financial statements.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Statements of Cash Flows
For the Years Ended December 31, 2008and 2007
and for the Period from March 2, 2001 (inception) through December 31, 2008

	Year Ended December 31,		From March 2, 2001 (Inception) Through December 31, 2008

	2008	2007

	(Restated)		(Restated)

Operating Activities
Net income (Loss)	$(102,367)	$(4,820)	$(112,367)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	146		146
Shares issued for services			2,500
Changes in operating assets and liabilities:
Decrease in accounts receivable		250
Increase in accounts payable	2,775	-	2,775
Increase in accrued liabilities	2,555	(2,118)	2,555

Net Cash Provided (used) by Operating Activities	(96,891)	(6,688)	(104,391)

Investing Activities
Purchase Equipment	(95,837)	-	(95,837)

Net cash Provided (used) by Investing Activities	(95,837)	-	(95,837)

Financing Activities
Increase in loan from related party	51,975	-	51,975
Increase in other loan payable	94,063	-	94,063
Cash received from issuance of stock	50,000	-	57,500

Net Cash Provided (used) by Financing Activities	196,038	-	203,538

Net Increase (Decrease) in cash	3,310	(6,688)	3,310
Cash and Cash Equivalents at Beginning of Period	-	6,688	-

Cash and Cash Equivalents at End of Period	$3,310	$-	$3,310

Cash Paid for Interest	$-	$-	$-

Cash Paid for Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008 and 2007

NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Green Star Alternative Energy, Inc. (the Company) (Formerly R&R Travel Inc.) was incorporated under the laws of the State of Nevada on March 2, 2001 and originally in the travel business, where the Company provided travel packages to financial services professionals in connection with seminars and other professional education events.

On June 6, 2008, the Company, by amendment to its articles of incorporation, changed its name to Green Star Alternative Energy, Inc. and changed it business operations to become a provider of clean restorative and profitable energy from wind, water and sunlight; whereas the world's current method of supplying the majority of its energy needs is with fossil fuels.

The Company has minimal operations at this time and is considered a development stage company.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of Presentation

The Company's financial statements are prepared using the accrual method of accounting and have been prepared in accordance with accounting principles generally accepted in the United State. The Company has elected a December 31, year-end.

b.  Basic and Diluted Earnings per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective March 2, 2001 (inception).

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

c.  Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

d.  Equipment

Equipment is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable property (Wind Sensor: 20 year, Computer: 3 year). Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions. Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Fully depreciated assets are retained in equipment and accumulated depreciation accounts until retirement or disposal. Upon retirement or disposal of an asset, the cost and related accumulated depreciation are removed, and any resulting gain or loss, net of proceeds, is credited or charged to operations.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008 and 2007

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

e.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

f.  Income Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS Number 109, "ACCOUNTING FOR INCOME TAXES," which requires the use of the asset/liability of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss and credit carry-forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

g.  Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits. This cash is on deposit with a large federally insured bank. The Company has not experienced any losses in cash balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

h.  Recent Accounting Pronouncements

In June 2009, FASB issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162" ("SFAS No. 168"). SFAS No. 168 establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. SFAS No. 168 will be effective for financial statements issued for fiscal periods (interim and annual) ending after September 15, 2009. On the effective date of SFAS No. 168, all then-existing non-SEC accounting and reporting standards are superseded, with the exception of certain promulgations listed in SFAS No. 168. The Company currently does not expect adoption of this statement to have a material effect on its financial statements as the purpose of the Codification is not to create new accounting and reporting guidance. Rather, the Codification is meant to simplify user access to all authoritative US GAAP. References to US GAAP in our published financial statements will be updated, as appropriate, to cite the Codification following the effective date of SFAS No. 168.

In June 2009, the FASB issued SFAS No. 166, "Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140" (SFAS No. 166). SFAS No. 166 clarifies the information that an entity must provide in its financial statements surrounding a transfer of financial assets and the effect of the transfer on its financial position, financial performance, and cash flows. The statement eliminates the concept of a qualifying special-purpose entity and changes the requirements for the derecognition of financial assets. SFAS No. 166 is effective for fiscal years beginning after November 15, 2009. The Company is currently evaluating the impact adoption of this statement could have in its financial statements.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008 and 2007

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In April 2009, the FASB issued FASB Staff Position ("FSP") No. SFAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" ("FSP SFAS 157-4").  FSP SFAS 157-4 provides guidance on estimating fair value when market activity has decreased and on identifying transactions that are not orderly.  Additionally, entities are required to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value.  This FSP is effective for all periods ending after June 15, 2009.  The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

In November 2008, the FASB ratified EITF No. 08-7 "Accounting for Defensive Intangible Assets" ("EITF 08-7").  EITF 08-7 clarifies the definition and accounting for defensive intangible assets acquired in a business combination or an asset acquisition and states that, upon acquisition, an intangible asset must be recognized at fair value in accordance with SFAS No. 157, regardless of how the acquiring entity intends to use the asset.  The intangible asset should be amortized over a useful life approximated by the period over which it is expected to provide direct and indirect cash flows benefits resulting from the limitation against others to use the intangible asset.  EITF 08-7 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008.  The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

In October, 2008, the FASB issued FSP No. FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP FAS 157-3").  FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data.  FSP 157-3 was effective upon issue for all periods presented in accordance with SFAS No. 157.  The adoption of FSP 157-3 did not have any material effect on the Company's financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities" ("FSP EITF 03-6-1").  FSP EITF 03-6-1 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.  FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years.  Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions of FSP EITF 03-6-1.  The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

In June 2008, the FASB ratified EITF No. 08-4, "Transition Guidance for Conforming changes to Issue No. 98-5" ("EITF 08-4").  EITF 08-4 specifically identifies the portions of EITF No. 98-5 that were nullified by EITF No. 00-27 and clarifies that instruments within the scope of SFAS No. 150 are no longer within the scope of EITF No. 98-5.  EITF 08-4 is effective for financial statements issued for fiscal years ending after December 15, 2008, earlier application is permitted.  The effect, if any, of applying the conforming changes shall be presented retrospectively with the cumulative-effect of the change being reported in retained earnings in the statement of financial position as of the beginning of the first period presented.  The adoption of EITF 08-4 did not have any material effect on the Company's financial statements.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008 and 2007

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2008, the FASB ratified EITF No. 07-5, "Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock" ("EITF 07-5").  EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions.  It also clarifies the impact that foreign currency denominated strike prices and market-based employee stock option valuation instruments have on the evaluation.  EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years.  The Company is currently evaluating the impact adoption of this statement could have on its financial statements.

In May 2008, the Financial Accounting Standards Board ("FASB") issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts - An interpretation of FASB Statement No. 60". SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise's risk-management activities. SFAS 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company is currently evaluating the impact of SFAS No. 161 on its financial statements, and the adoption of this statement is not expected to have a material effect on the Company's financial statements.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008 and 2007

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2007, the FASB issued SFAS No. 141R, "Business Combinations". This statement replaces SFAS 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair values as of that date. SFAS 141R also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements Liabilities -an Amendment of ARB No. 51". This statement amends ARB 51 to establish accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's financial statements upon adoption.

NOTE 3.  GOING CONCERN

The accompanying financial statements are presented on a going concern basis. The Company operated as R&R Travel from inception (March 2, 2001) until June 6, 2008 when The Company voted to change it's name to Green Star Alternative Energy Inc. and modified it's business plan to operate as a provider of clean energy. The deficit accumulated during the development stage as of December 31, 2008 is $112,367. Available cash at December 31, 2008 is $3,310.

The future of the Company is dependent upon its ability to obtain financing and upon profitable operations from the development of its business opportunities.

NOTE 4.  EQUIPMENT

Equipment consists of the following:

December 31, 2008

Wind Sensor	$94,088
Computer	1,749

Total Fixed Assets	95,837

Less: Accumulated Depreciation	(146)

Net Fixed Assets	$95,691

Depreciation expenses for the year ended December 31, 2008 and 2008 were $146 and zero, respectively. The Company does not start depreciation for Wind Sensor because Wind Sensor is not used for the purpose. When Wind Sensor are using the purpose, the Company will depreciate it.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008 and 2007

NOTE 5.  INCOME TAXES

The Company is subject to United States federal and state income taxes at an approximate rate of 34%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company's income tax expense as reported is as follows:

	December 31, 2008 $	December 31, 2007 $

Net loss before income taxes per consolidated financial statements	102,367	4,820

Income tax rate	34%	34%

Income tax recovery	(34,805)	(1.639)

Permanent differences	-	-

Temporary differences	-	-

Valuation allowance change	34,805	1,639

Provision for income taxes	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities at May 31, 2009 are as follows:

	December 31, 2008 $	December 31, 2007 $

Net operating loss carryforward	38,205	3,400

Valuation allowance	(38,205)	(3,400)

Net deferred income tax asset	-	-

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will not be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

NOTE 6.  TOCKHOLDERS' EQUITY

On June 6, 2008, the Company voted, to amend its Articles of Incorporation to increase the total number of authorized shares of common stock at par value of $0.001 to 200,000,000 (two hundred million). Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights and are entitled to share rateably in dividends, if any. In the event of a liquidation, dissolution or winding up the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008 and 2007

NOTE 6.  STOCKHOLDERS' EQUITY (Continued)

All outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no pre emptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

In March, 2001, the Company issued 6,250,000 shares of common stock to various officers and consultants for services ($1,250) rendered to the Company.

In April, 2001, the Company issued 6,250,000 shares of common stock to various officers and consultants for services ($1,250) rendered to the Company.

In the fourth quarter of 2001, the Company issued an offering of 3,750,000 shares of its par value common stock to various shareholders in exchange for cash proceeds realized in the amount of $7,500.

On May 9, 2008, the Company issued 10,000,000 shares of common stock at a price of $0.005 per share to its new CFO/Director for a total cash consideration of $50,000.

The stockholders' equity section of the Company contains the following classe of capital stock as of December 31, 2008:

     •      Common stock, $ 0.001 par value: 200,000,000 authorized 26,250,000 shares issued and outstanding.

On June 6, 2008, the Company voted, via amendment to their Articles of Incorporation, to approve a forward share split of the Corporation's outstanding and issued shares of common stock of five (5) shares for each one (1) issued by the Corporation. All share amounts have been retroactively adjusted for all periods presented.

NOTE 7.  LOANS PAYABLE

The Company issued an unsecured Promissory Note dated August 30, 2008 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $20,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is August 30, 2009. The maturity is extended one year to august 30, 2009. On December 15, 2008, the Company repaid $13,025. The total accrued interest as of December 31, 2008 is $439.

The Company issued a secured Promissory Note to Seal Commercial S.A. dated September 25, 2008 (the "Note") in connection with the purchase of Wind Sensors which act as "collateral" for the said loan. The loan is for $94,087 and the terms and conditions of such Note allow for prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is September 25, 2009. The total accrued interest as of December 31, 2008 is $1,750.

The Company issued an unsecured Promissory Note dated November 10, 2008 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $15,000 working capital loan to the Corporation. The terms and conditions of such note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 10, 2009. The total accrued interest as of December 31, 2008 is $149.

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008 and 2007

NOTE 7.  LOANS PAYABLE (Continued)

The Company issued an unsecured Promissory Note dated November 25, 2008 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $30,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 25, 2009.The total accrued interest as of December 31, 2008 is $219.

The Company has an account payable of $2,775 as of December 31, 2008.

NOTE 8.  RELATED PARTY TRANSACTIONS

The Company currently maintains an office at 1660 Hotel Circle North, Suite 207, San Diego, California 92108 under an oral agreement and at no cost with our corporate counsel. Our telephone number is 866-955-4723. We do not own or maintain any other offices or real estate.

On April 1, 2008, the Company entered into an employment agreement with Jesse M. De Castro. Under the terms of the agreement, the Company agreed to pay Mr. De Castro a monthly salary of $2,000 per month for the months of April through August 2008 and the sum of $3,500 per month for each month thereafter. The agreement may be terminated by either party for "cause" and in the event of termination Mr. De Castro is entitled to severance pay equal to 90 days of salary.

NOTE 9.  JOINT VENTURE AGREEMENT

On December 12, 2008, the Company entered into a joint venture agreement with two companies domiciled in the Republic of Serbia, namely NOTOS and SIRIUS REGULUS (the parties). The Company and the parties seek to form a joint venture for the planned operation of a wind energy project at the BELO BLATO wind farm in the Republic of Serbia. They also intend to form an entity domiciled in the NETHERLANDS and in so doing, all of the assets, liabilities and business operations conducted in accordance with this Agreement will be transferred to and acquired by this company and each of the parties will acquire an equity interest. GSAE will own 51% of the voting stock and NOTOS and SIRIUS REGULUS will own 49% of the voting stock jointly. GSAE, NOTOS and SIRIUS REGULUS will be the sole stockholders in this company.

NOTE 10.  RESTATEMENT

The accompanying audited financial statements as of December 31, 2008 have been restated.

The following is a summary of the significant effects of the restatement on the Balance Sheet:

	Original	Adjusted	Restated
Equipment	0	95,691	95,691
Total assets	3,310	95,691	99,001

Total liabilities	151,368	0	151,368
Total shareholders equity

<TOC>	December 31, 2008 Financial Statements

Green Star Alternative Energy, Inc.
(Formerly R&R Travel, Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008 and 2007

NOTE 10.  SUBSEQUENT EVENTS

The Company issued an unsecured Promissory Note dated February 12, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with an $8,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is February 12, 2010. The total accrued interest as of June 30, 2009 is $212.

The Company issued an unsecured Promissory note dated February 17, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $5,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is February 17, 2010. The total accrued interest as of June 30, 2009 is $127.

The Company issued an unsecured Promissory Note dated March 6, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $25,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is March 6, 2010. The total accrued interest as of June 30, 2009 is $556.

The Company issued a n unsecured Promissory Note dated May 15, 2009 (the "Note") to Jesse De Castro, a director of the Company, in connection with a $20,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the repayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is May 15, 2010. The total accrued interest as of June 30, 2009 is $61.

<TOC>	September 30, 2009 Financial Statements June 30, 2009 Financial Statements March 31, 2009 Financial Statements December 31, 2008 Financial Statements